Exhibit 10.1

[EXECUTION COPY]

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Dated as of December 28, 2007

among

MCCORMICK & SCHMICK ACQUISITION CORP. and

THE BOATHOUSE RESTAURANTS OF CANADA, INC.

(collectively, the “Borrowers”),

THE LENDERS LISTED ON SCHEDULE 1 HERETO,

BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent,

with

BANC OF AMERICA SECURITIES LLC, as Sole Lead Arranger

i

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v

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		Page
17.16.	Severability	108

17.17.	USA Patriot Act Notice	108

17.18.	2004 Credit Agreement Superseded	109

Exhibits

Exhibit A-1	Form of Domestic Note

Exhibit A-2	Form of Canadian Note

Exhibit B	Form of Loan Request

Exhibit C	Form of Compliance Certificate

Exhibit D	Form of Assignment and Acceptance

Exhibit E	Form of Instrument of Accession

Schedules

Schedule 1	Lenders and Commitments

Schedule 8.3	Title to Properties; Leases

Schedule 8.4.2	Financial Statement Exceptions

Schedule 8.6	Franchises, Patents, Copyrights, etc.

Schedule 8.7	Litigation

Schedule 8.8	Material Contracts

Schedule 8.9	Compliance with Other Instruments, Laws, etc.

Schedule 8.15	Certain Transactions

Schedule 8.16	Employee Benefit Plans

Schedule 8.18	Environmental Compliance

Schedule 8.19	Subsidiaries, Etc.

Schedule 8.20	Bank Accounts

Schedule 8.22	Restaurants

Schedule 8.24	Leases

Schedule 10.1	Existing Indebtedness

Schedule 10.2	Existing Liens

Schedule 10.3	Existing Investments

Schedule 17.8	Notice Information

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of December 28, 2007, by and among MCCORMICK & SCHMICK ACQUISITION CORP., a Delaware corporation (the “Domestic Borrower”) and THE BOATHOUSE RESTAURANTS OF CANADA, INC., a British Columbia corporation (the “Canadian Borrower”, and together with the Domestic Borrower, the “Borrowers”), the lending institutions listed on Schedule 1 as Lenders, BANK OF AMERICA, N.A., as administrative agent for itself and such other Lenders (the “Administrative Agent”) and as collateral agent (the “Collateral Agent”), and BANC OF AMERICA SECURITIES LLC, as sole lead arranger (the “Arranger”), and amends and restates the Revolving Credit Agreement dated as of July 23, 2004 by and among the Domestic Borrower, McCormick & Schmick Restaurant Corp., McCormick & Schmick Maryland Liquor, Inc., McCormick & Schmick Acquisition I Texas, Inc., McCormick & Schmick Acquisition II Texas, Inc., McCormick & Schmick Acquisition Texas LP, McCormick & Schmick Acquisition III Texas, Inc., McCormick & Schmick’s Atlanta II, LLC, McCormick & Schmick’s Hackensack, LLC, McCormick & Schmick Orlando, LLC, McCormick & Schmick Dallas, L.P., McCormick & Schmick Dallas Liquor, Inc., McCormick & Schmick Austin, LP, McCormick & Schmick Austin Liquor, Inc., the lending institutions listed on Schedule 1 thereto as Lenders, Bank of America, N.A., (as successor in interest to Fleet National Bank), as administrative agent and Banc of America Securities LLC, as arranger.

1. DEFINITIONS AND RULES OF INTERPRETATION.

1.1. Definitions. The following terms shall have the meanings set forth in this § 1 or elsewhere in the provisions of this Credit Agreement referred to below:

Acknowledgment and Consent to Assignment of L.P. Interests. The Amended and Restated Acknowledgment and Consent, dated as of the Closing Date, and as the same may be amended from time to time hereafter, among each entity the Equity Interests of which are pledged as Collateral pursuant to the Guarantor Partnership Pledge Agreement and the Collateral Agent and in form and substance satisfactory to the Administrative Agent.

Acquired Assets. See § 1.1, definition of Permitted Acquisition.

Acquisition. Any transaction, or any series of related transactions, consummated prior to or after the Closing Date, in which the Borrowers or any Subsidiary of a Borrower (in one transaction or as the most recent transaction in a series of transactions) (a) acquires any business or all or substantially all of the assets of any Person or any division or business unit thereof, whether through purchase of assets, merger or otherwise, (b) directly or indirectly acquires control of at least a majority (in number of votes) of the Equity Interests of a corporation which have ordinary voting power for the election of directors or (c) directly or indirectly acquires control of a majority ownership in any partnership or joint venture.

Additional Security Documents. All pledge agreements, security agreements and other security documents and all guarantees of the Obligations entered into after the date hereof pursuant to § 9.14 and/or § 9.15.

Adjusted Leverage Ratio. As at any date of determination, the ratio of (a) Consolidated Rental Expense for the Reference Period ending on such date (multiplied by eight (8)) plus Consolidated Funded Indebtedness outstanding on such date to (b) Consolidated EBITDAR for the Reference Period ending on such date.

Adjustment Date. The first day of the month immediately following the month in which a Compliance Certificate is to be delivered by the Borrowers pursuant to § 9.4(c).

Administrative Agent. Bank of America, acting as agent for the Lenders and each other Person appointed as the successor Administrative Agent in accordance with § 15.7.

Administrative Agent’s Office. The Administrative Agent’s office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Administrative Agent may designate in writing from time to time.

Administrative Agent’s Special Counsel. Bingham McCutchen LLP or such other counsel as may be approved by the Administrative Agent.

Affected Lenders. See § 6.9(c).

Affiliate. Any Person that would be considered to be an affiliate of any Borrower or a Lender (as the context requires) under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if such Borrower or such Lender were issuing securities.

Annappolis Minority Shares means, collectively, (i) the one share of common stock without par value of MSAL issued to by Douglas L. Schmick, (ii) the one share of common stock without par value of MSAL issued to by Emanuel N. HIlario and (iii) the one share of common stock without par value of MSAL issued by Karen S. Petros.

Applicable Margin. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin for purposes of calculating interest payable with respect to Revolving Credit Loans (in each case, for Base Rate Loans, Eurodollar Rate Loans and Canadian Eurodollar Rate Loans as set forth below), for purposes of calculating the Letter of Credit Fee and for purposes of calculating the Commitment Fee, as applicable, shall be the applicable percentage set forth below with respect to each such Revolving Credit Loan, the Letter of Credit Fee or the Commitment Fee, as the case may be, corresponding to the Adjusted Leverage Ratio, as determined for the most recent Reference Period ending immediately prior to the applicable Rate Adjustment Period:

Revolving Credit Loans

Level	Adjusted Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans, and Letter of Credit Fee	Canadian Eurodollar Rate Loans	Commitment Fee
I	≥4.50:1.00	0.50%	1.50%	1.60%	0.25%

II	<4.50:1.00 but ≥4.00:1.00	0.25%	1.25%	1.35%	0.20%

III	<4.00:1.00 but ≥3.50:1.00	0.00%	1.00%	1.10%	0.15%

IV	<3.50:1:00 but ≥3.00:1.00	0.00%	0.75%	0.85%	0.125%

V	<3.00:1.00	0.00%	0.625%	0.725%	0.10%

provided that, from the Closing Date through the date immediately preceding the first Adjustment Date, the Applicable Margin shall be that percentage corresponding to Level IV.

Notwithstanding the foregoing, if the Borrowers fail to deliver any Compliance Certificate pursuant to § 9.4(c) hereof, then for the period commencing on the date after the day on which such Compliance Certificate was due through the date which is five (5) Business Days after such Compliance Certificate is delivered, the Applicable Margin shall be that percentage corresponding to Level I in the table above. In the event either the Borrowers or the Administrative Agent determines, in good faith, that the calculation of the Adjusted Leverage Ratio on which the Applicable Margin for any particular period was determined is inaccurate and, as a consequence thereof, the Applicable Margin was lower than it would have been, (i) the Borrowers shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such period (and if such Compliance Certificate is not accurately restated and delivered within 5 days after the first discovery of such inaccuracy, then Level I shall apply retroactively for such period notwithstanding any subsequent restatement thereof after such 5 day period), (ii) the Administrative Agent shall determine and notify the Borrowers of the amount of interest that would have been due in respect of any outstanding Obligations during such period had the Applicable Margin been calculated based on the correct Adjusted Leverage Ratio (or the Level I Applicable Margin if such corrected Compliance Certificate was not delivered) and (iii) the Borrowers shall promptly pay to the Administrative Agent the difference between that amount and the amount actually paid in respect of such period. The foregoing notwithstanding shall in no way limit the rights of the Administrative Agent or the Lenders to exercise their rights to impose the interest at the default rate as provided herein.

Applicable Pension Legislation. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to a Borrower or any Subsidiary of a Borrower.

Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arranger. Banc of America Securities LLC.

Asset Sale. Any one or series of related transactions in which a Borrower or any Subsidiary of a Borrower conveys, sells, leases, licenses or otherwise disposes of, directly or indirectly, any of its properties, businesses or assets (including in connection with a sale and leaseback transaction and the sale or issuance of Equity Interests of any Subsidiary other than to the Domestic Borrower or any wholly-owned U.S. Subsidiary of the Domestic Borrower, but excluding any dispositions included in the definition of “Casualty Event”) whether owned on the Closing Date or thereafter acquired.

Assignment and Acceptance. See § 16.1.

Audited Financials. Collectively, the audited consolidated balance sheets of the Borrowers and their Subsidiaries dated December 30, 2006 and the audited consolidated statement of income and cash flow of the Borrowers and their Subsidiaries for the fiscal year ended December 30, 2006 (in each case with related footnote disclosures).

Balance Sheet Date. December 30, 2006.

Bank of America. Bank of America, N.A.

Base Rate. For any day a fluctuating rate of interest per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Borrower(s). As defined in the preamble hereto.

Business Day. Any day (a) on which banking institutions in Boston, Massachusetts and New York, New York, are open for the transaction of banking business, (b) in the case of Eurodollar Rate Loans, which is a Eurodollar Business Day, and (c) in the case of Canadian Eurodollar Rate Loans, which is a Canadian Eurodollar Business Day.

Canadian Borrower. As defined in the preamble hereto.

Canadian Business Day. Any day, other than a Saturday, Sunday or day which shall be in the Provinces of Ontario, Quebec, Alberta or British Columbia a legal holiday or day on which banking institutions are required or authorized to close.

Canadian Commitment. With respect to each Lender, such Lender’s Commitment Percentage of the Total Canadian Commitments.

Canadian Dollar Equivalent. On any date of determination and with respect to any amount of U.S. Dollars, the amount of Canadian Dollars that could be purchased with that amount of U.S. Dollars, at the spot rate of exchange quoted by the Administrative Agent in the foreign exchange market at or about 11:00 a.m. (New York time) on the date two Business Days prior to the date as of which the foreign exchange computation is made for the purchase of Canadian Dollars with U.S. Dollars.

Canadian Dollars or CAN$. Canadian Dollars in lawful currency of Canada.

Canadian Employee. Any employee, consultant or contractor providing services in Canada to the Canadian Borrower.

Canadian Employee Benefits Legislation. The Canada Pension Plan Act, Pension Benefits Standards Act, 1985 (Canada), the Income Tax Act (Canada), the Pension Benefits Standards Act (British Columbia), the Labour Relations Code (British Columbia), the Medicare Protection Act (British Columbia), the Employment Standards Act (British Columbia), the Workers Compensation Act (British Columbia), Canada Labour Code and any federal, provincial or local counterparts or equivalents, in each case, as amended from time to time.

Canadian Employee Plan. All the employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability, vacation pay, overtime pay and similar plans or arrangements or practices relating to the employees or former employees of the Canadian Borrower.

Canadian Eurodollar Base Rate. For any Interest Period with respect to a Canadian Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association Canadian LIBOR Rate (“Canadian BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of Canadian BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Canadian Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Canadian Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Canadian Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Canadian Eurodollar Rate Loan being made, continued or converted by Bank of America, Canadian Branch and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

Canadian Eurodollar Business Day. Any day on which commercial banks are open for international business (including dealings in Canadian Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Administrative Agent in its sole discretion acting in good faith.

Canadian Eurodollar Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Canadian Eurodollar Rate Loans.

Canadian Eurodollar Rate. For any Interest Period with respect to a Canadian Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Canadian Eurodollar Rate =	Canadian Eurodollar Base Rate
1.00 – Canadian Eurodollar Reserve Percentage

Canadian Eurodollar Rate Loans. Revolving Credit Loans denominated in Canadian Dollars bearing interest calculated by reference to the Canadian Eurodollar Rate.

Canadian Eurodollar Reserve Percentage. For any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System or any comparable Canadian regulatory body for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Canadian Dollar denominated Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Canadian Eurodollar Rate for each outstanding Canadian Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Canadian Eurodollar Reserve Percentage.

Canadian Guaranty. A guaranty in form and substance satisfactory to the Lenders and the Administrative Agent made after the Closing Date by a Canadian Subsidiary of a Borrower in favor of the Lenders and the Administrative Agent pursuant to which each Guarantor thereunder guaranties to the Lenders and the Administrative Agent the payment and performance of the Canadian Obligations, as the same may be amended from time to time.

Canadian Loan Note. See § 2.1.5(b).

Canadian Loan. See § 2.1.2.

Canadian Obligations. All indebtedness, obligations and liabilities of the Canadian Borrower, to any of the Lenders, the Administrative Agent and the Collateral Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or any Interest Rate Agreement or in respect of any of the Canadian Loans made or any of the Canadian Loan Notes or other instruments at any time evidencing any thereof; and the obligations of the Domestic Borrower and each of the Guarantors in their respective capacities as joint and several obligor or guarantor in respect of any of the foregoing obligations.

Canadian Stock Pledge Agreement. The New York law Stock Pledge Agreement, dated as of the Closing Date, and as the same may be amended from time to time hereafter, between the Domestic Borrower and the Collateral Agent and in form and substance satisfactory to the Collateral Agent.

Canadian Subsidiary. Any Subsidiary incorporated or formed in a jurisdiction of Canada.

Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

Capital Expenditures. Amounts paid or Indebtedness incurred by the Borrowers or any of their Subsidiaries (net of any tenant improvement allowances related to a Restaurant) in connection with (i) the purchase or lease by a Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP, including without limitation or duplication, maintenance capital, build-out and new store expenditures, (ii) without duplication, Consolidated Restaurant Pre-Opening Costs, and (iii) the lease of any assets by a Borrower or any of its Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

Capitalized Leases. Leases under which a Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Cash Equivalents. Any of the following: (a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by such Borrower; (b) demand deposits, certificates of deposit, bank acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000; and (c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s, and not less than “A 1” if rated by S&P.

Casualty Event. With respect to any property (including any interest in property) of a Borrower or any of its Subsidiaries, any loss of, damage to, or condemnation or other taking of, such property for which such Person receives insurance proceeds, proceeds of a condemnation award or other compensation.

CDOR. The average bankers’ acceptance rate as quoted on the Reuters Screen CDOR page (or such other page as may, from time to time, replace such page on that service for the purpose of displaying quotations for bankers’ acceptances accepted by banks listed on Schedule I to the Bank Act (Canada)) at approximately 10:00 a.m. (Eastern time) on the applicable date for bankers’ acceptances having a comparable maturity date of the applicable loan.

CERCLA. See § 8.18(a).

Change of Control. At any time, the occurrence of one or more of the following events: (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than MSSR with respect to MSAC II), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rule 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 30% or more of the Voting Stock of either Parent, (b) the replacement of a majority of the board of directors of a Parent or any of the Borrowers over a two-year period from the directors who constituted the board of directors of such Person at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of such Person then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved; or (c) MSAC II shall cease to own directly one hundred percent (100%) of the issued and outstanding Equity Interests of the Domestic Borrower unless any such Equity Interests that are not owned by MSAC II are owned by MSSR or one hundred percent (100%) of the issued and outstanding Equity Interests of the Domestic Borrower shall cease to be pledged to the Collateral Agent pursuant to a stock pledge agreement in form and substance satisfactory to the Collateral Agent; or (d) the Domestic Borrower shall cease to own directly or indirectly through a wholly owned U.S. Subsidiary one hundred percent (100%) of the issued and outstanding Equity Interests of the Canadian Borrower.

Closing Date. The first date on which the conditions set forth in § 12 have been satisfied and any Revolving Credit Loans are to be made or any Letter of Credit is to be issued or continued hereunder.

Code. The Internal Revenue Code of 1986, as amended.

Collateral. All of the property, rights and interests of the Credit Parties and their Subsidiaries that are or are intended to be subject to the Liens created by the Security Documents.

Collateral Agent. Bank of America.

Commitment. With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment to make Revolving Credit Loans, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Domestic Borrower, as the same may be reduced or increased from time to time pursuant to § 3 or § 16 hereof; or if such commitments are terminated pursuant to the provisions hereof, zero.

Commitment Fee. See § 2.1.3.

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the Total Commitment as such percentage may be adjusted pursuant to § 3 or § 16.

Compliance Certificate. See § 9.4(c).

Concentration Account. Account number 3752149724 with Bank of America.

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrowers and their Subsidiaries, consolidated in accordance with GAAP.

Consolidated EBITDA. With respect to any fiscal period, an amount equal to the sum of (a) Consolidated Pre-Tax Income of the Borrowers and their Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of such Person’s Consolidated Pre-Tax Income and without duplication, (i) depreciation and amortization for such period, plus (ii) Consolidated Restaurant Pre-Opening Costs for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) non-cash charges for rental expenses for such period, plus (v) net losses from sales of assets, whether or not extraordinary (excluding sales in the ordinary course of business), and minus (c) to the extent not deducted in the calculation of Consolidated Pre-Tax Income, (i) GAAP deferred rent credits for such period and (ii) net gains on sales of assets, whether or not extraordinary (excluding sales in the ordinary course of business), and other extraordinary gains.

Consolidated EBITDAR. For any period, the sum of (a) the Consolidated EBITDA of the Borrowers and their Subsidiaries for such period, plus (b) Consolidated Rental Expense for such period.

Consolidated Fixed Charge Coverage Ratio. As at the end of any Reference Period, the ratio of (a) Consolidated EBITDAR for the most recently completed Reference Period to (b) the sum of (i) Consolidated Total Interest Expense for such Reference Period plus (ii) Consolidated Rental Expense for such Reference Period.

Consolidated Funded Indebtedness. With respect to the Borrowers and their Subsidiaries, the sum, without duplication, of (a) the aggregate amount of Indebtedness of the Borrowers and their Subsidiaries, on a consolidated basis, to the extent relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds or Indebtedness issued in connection with the conversion of any Equity Interests, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) Synthetic Leases and Capitalized Leases, and (iv) the maximum drawing amount of all letters of credit (including Letters of Credit hereunder) outstanding and bankers acceptances, plus (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by the Borrowers and any of their Subsidiaries; provided that, for the avoidance of doubt, subclause (i) shall not include any derivative contracts (as defined below in the definition of “Indebtedness”).

Consolidated Net Income (or Deficit). The consolidated net income (or deficit) of the Borrowers and their Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary non-recurring items of income.

Consolidated Pre-Tax Income. For any period, Consolidated Net Income (or Deficit) for such period plus, to the extent deducted from the calculation of Consolidated Net Income (or Deficit), income tax paid or payable for such period, determined in accordance with GAAP.

Consolidated Rental Expense. For any period, all minimum base rental expense paid in cash of the Borrowers and their Subsidiaries for the relevant Reference Period, determined on a consolidated basis in accordance with GAAP, incurred under any rental agreements or leases of real or personal property, including space leases and ground leases, other than obligations in respect of any Capitalized Leases and Synthetic Lease Obligations.

Consolidated Restaurant Pre-Opening Costs. “Start-up costs” (as such term is defined in SOP 98-5 published by the American Institute of Certified Public Accountants) related to the acquisition, opening and organizing of new Restaurants, such costs including, without limitation, the cost of feasibility studies, staff training and recruiting, and travel costs for employees engaged in such start-up activities.

Consolidated Total Interest Expense. For any period, the aggregate amount of cash interest required to be paid by the Borrowers and their Subsidiaries during such period on all Indebtedness of the Borrowers and their Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including (a) payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease, (b) commitment fees and letter of credit fees incurred in connection with the borrowing of money or any letters of credit issued for the account of a Borrower or any of its Subsidiaries and (c) facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money other than the financing provided under this Credit Agreement and the other Loan Documents.

Conversion Request. A notice given by the Borrowers to the Administrative Agent of a Borrower’s election to convert or continue a Revolving Credit Loan in accordance with § 2.4.

Credit Agreement. This Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Credit Parties. The Borrowers, the Parents and the Subsidiary Guarantors.

Default. See § 14.1.

Delinquent Lender. See § 15.5.3.

Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Equity Interests of a Person, other than dividends payable solely in Equity Interests of such Person; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Equity Interests of a Person, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by a Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of Equity Interests of such Person.

Domestic Borrower. As defined in the preamble hereto.

Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Domestic Loan. See § 2.1.1.

Domestic Loan Note. See § 2.1.5(a).

Domestic Obligations. All indebtedness, obligations and liabilities of the Domestic Borrower and its U.S. Subsidiaries to any of the Lenders, the Collateral Agent and the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or any Interest Rate Agreement or in respect of any of the Domestic Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Applications, Letters of Credit or other instruments at any time evidencing any thereof.

Drawdown Date. The date on which any Revolving Credit Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with § 2.4.1 or § 2.4.2.

Eligible Assignee. Means (a) any Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

Employee Benefit Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by the Borrowers, or any ERISA Affiliate if any Borrower has any liability for such plan, other than a Guaranteed Pension Plan or a Multiemployer Plan.

Environmental Laws. See § 8.18(a).

EPA. See § 8.18(b).

Equity Interests. All equity interests of a Person, including, without limitation, any (a) common or preferred stock, (b) limited or general partnership interests, (c) limited liability company membership interests, (d) options, warrants, or other rights to purchase or acquire any Equity Interest, or (e) securities convertible into any Equity Interest.

ERISA. The Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. Any Person which is treated as a single employer with any of the Borrowers or any Subsidiary Guarantor under Section 414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder.

Eurodollar Base Rate. For any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for U.S. Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

Eurodollar Business Day. With respect to any Eurodollar Rate Loans, any day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits) in London or such other Eurodollar interbank market as may be selected by the Administrative Agent in its sole discretion acting in good faith, and with respect to Canadian Eurodollar Rate Loans, any Canadian Eurodollar Business Day.

Eurodollar Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Eurodollar Rate Loans.

Eurodollar Rate. For any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Eurodollar Rate Loans. Revolving Credit Loans denominated in U.S. Dollars bearing interest calculated by reference to the Eurodollar Rate.

Eurodollar Reserve Percentage. For any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to U.S. Dollar denominated Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

Event of Default. See § 14.1.

Existing Letters of Credit. See § 5.7.

Federal Funds Rate. For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

Fee Letter. The fee letter, dated on or prior to the Closing Date, between the Domestic Borrower, MSSR and the Administrative Agent.

Fees. Collectively, the Commitment Fee, the Letter of Credit Fees, the Fronting Fees and the fees payable pursuant to the Fee Letter.

Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by Section 4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. Section 1843).

FQ1, FQ2, FQ3, FQ4. The first, second, third and fourth fiscal quarters, respectively, of a specified fiscal year.

Franchise Agreement. Each franchise agreement between a Borrower or any Subsidiary of a Borrower and a third Person which sets forth the terms and conditions for the operation by such Person, as a franchisee, of a restaurant.

Fronting Fee. See § 5.6.

GAAP or generally accepted accounting principles. (a) When used in § 11, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the

Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrowers reflected in the Audited Financials for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrowers adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied. In the event any “Accounting Changes” (as defined below) shall occur and such changes affect financing covenants, standards or terms in this Credit Agreement, then the Borrowers and the Lenders agree to enter into negotiations in order to amend such provisions of this Credit Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Borrowers shall be the same as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by the Borrowers and the Required Lenders, (a) all financial covenants, standards and terms in this Credit Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (b) the Borrowers shall prepare footnotes to the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). “Accounting Changes” means: (x) changes in accounting principles required by GAAP and implemented by the Company and (y) changes in accounting principles recommended by the Borrowers’ certified public accountants.

Governing Documents. With respect to any Person, its certificate or articles of incorporation, partnership agreement, membership agreement or other similar charter agreement, as applicable, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Equity Interests.

Governmental Authority. The government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Growth Capital Expenditures. Without duplication, and excluding any expenditures in respect of a Material Acquisition, Capital Expenditures related to the construction, acquisition or opening of new Restaurants during any fiscal year, plus Capital Expenditures relating to any Non-Material Acquisition during any fiscal year, plus to the extent not included in the calculation of such Capital Expenditures, Consolidated Restaurant Pre-Opening Costs plus Capital Expenditures relating to the conversion and/or remodeling of any existing Restaurant.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor(s). Each Parent and each Subsidiary Guarantor.

Guarantor Membership Interest Pledge Agreement. The Amended and Restated Membership Interest Pledge Agreement, dated as of the Closing Date, among MSRC and the Collateral Agent as the same may be amended from time to time hereafter, and in form and substance satisfactory to the Administrative Agent.

Guarantor Partnership Pledge Agreement. The Amended and Restated Collateral Assignment of Partnership Interests, dated as of the Closing Date, and as the same may be amended from time to time hereafter, among MS Acquisition I, MS Acquisition II, any other Guarantor that may become a party thereto after the date hereof, and the Collateral Agent and in form and substance satisfactory to the Administrative Agent.

Guarantor Pledge Documents. The Guarantor Stock Pledge Agreement, the Guarantor Membership Interest Pledge Agreement, the Guarantor Partnership Pledge Agreement and any other Security Document by which a subsidiary of any Guarantor is pledged to the Collateral Agent as Collateral from time to time.

Guarantor Stock Pledge Agreement. The Amended and Restated Stock Pledge Agreement, dated as of the Closing Date, and as the same may be amended from time to time hereafter, among MSSR, MSAC II, McCormick & Schmick Acquisition LP, McCormick & Schmick Dallas LP, and McCormick & Schmick Austin LP, any other Guarantor that may become a party thereto after the date hereof, and the Collateral Agent and in form and substance satisfactory to the Administrative Agent.

Guaranty. The Amended and Restated Guaranty, dated as of the Closing Date, as the same may be amended from time to time hereafter, made by each U.S. Subsidiary that is a Guarantor and each Parent in favor of the Lenders and the Administrative Agent pursuant to which each Guarantor guaranties to the Lenders and the Administrative Agent the payment and performance of the Obligations and in form and substance satisfactory to the Lenders and the Administrative Agent.

Hazardous Substances. See § 8.18(b).

Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a) every obligation of such Person for money borrowed,

(b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith and for which the Borrowers maintain sufficient reserves in accordance with GAAP),

(e) every obligation of such Person under any Capitalized Lease,

(f) every obligation of such Person under any Synthetic Lease,

(g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h) every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person or any rights measured by the value of such Equity Interests,

(i) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),

(j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law, and

(k) every obligation, contingent or otherwise, of such Person guarantying, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (i) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (ii) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (iii) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than any of the Borrowers or any of their wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (iv) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (v) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (vi) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (vii) any guaranty or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Indemnitee. See § 17.3.

Ineligible Securities. Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

Instrument of Accession. See § 3.

Intercompany Canadian Loan Documents means, collectively, (i) that certain Intercompany Loan Agreement dated as of March 26,2007 by and between the Domestic Borrower, as lender, and the Canadian Borrower, as borrower; (ii) that certain Promissory Note dated March 26, 2007 made by the Canadian Borrower in favor of the Domestic Borrower in the original principal amount of $9,800,000, together with each promissory note issued pursuant to the terms of the Intercompany Loan Agreement subject to the limitations set forth in this Credit Agreement; (iii) that certain General Security Agreement dated on or about March 26, 2007 by and between the Domestic Borrower, as secured party, and the Canadian Borrowers, as debtor; and (iv) any other documents and instruments executed and/or delivered in connection with any of the foregoing.

Interest Payment Date. (a) As to any Base Rate Loan, the last day of the calendar quarter with respect to interest accrued during such calendar quarter, including, without limitation, the calendar quarter which includes the Drawdown Date of such Base Rate Loan; and (b) as to any Eurodollar Rate Loan or Canadian Eurodollar Rate Loan in respect of which the Interest Period is (i) three (3) months or less, the last day of such Interest Period and (ii) more than three (3) months, the date that is three (3) months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

Interest Period. With respect to each Revolving Credit Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrowers in a Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Base Rate Loan, the last day of the calendar quarter; and (ii) for any Eurodollar Rate Loan or any Canadian Eurodollar Rate Loan, one (1), two (2), three (3) or six (6) months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrowers in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period with respect to a Eurodollar Rate Loan or a Canadian Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day with respect thereto, that Interest Period shall be extended to the next succeeding Eurodollar Business Day with respect thereto unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day with respect thereto;

(B) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(C) if the Borrowers shall fail to give notice as provided in § 2.4.1, the Borrowers shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan, the continuance of all Base Rate Loans as Base Rate Loans and the continuation of all Canadian Eurodollar Rate Loans as Canadian Eurodollar Rate Loans for a 1-month Interest Period on the last day of the then current Interest Period with respect thereto;

(D) any Interest Period relating to any Eurodollar Rate Loan or Canadian Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

(E) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Interest Rate Agreement. Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option agreement or other similar agreement or arrangement to which any Borrower and any Lender is a party and is designed to protect the Borrowers against fluctuations in interest rates.

Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Lender Affiliate. (a) With respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, limited liability company, trust or legal entity) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other entity (whether a corporation, partnership, limited liability company, trust or other legal entity) that is a fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

Lenders. Each of the lending institutions listed on Schedule 1 hereto as a Lender and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to § 3 or § 16 and is approved by the Borrowers.

Letter of Credit. See § 5.1.1.

Letter of Credit Application. See § 5.1.1.

Letter of Credit Fee. See § 5.6.

Letter of Credit Participation. See § 5.1.4.

Lien. Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

Liquidity. At any time, the sum of (a) all cash and Cash Equivalents of the Borrowers and the Subsidiary Guarantors plus (b) the Total Commitment, minus the aggregate of (A) the Maximum Drawing Amount, (B) all Unpaid Reimbursement Obligations, and (C) outstanding Revolving Credit Loans (after giving effect to all amounts requested).

Loan Documents. This Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Fee Letter and the Security Documents, and each other document or agreement entered into in connection herewith and therewith.

Loan Request. See § 2.3.

Maintenance Capital Expenditures. Capital Expenditures that are not Growth Capital Expenditures. For the avoidance of doubt, Maintenance Capital Expenditures shall include investments in new point of sale systems or accounting systems.

Material Acquisition. Any Permitted Acquisition of assets that the Borrower certifies to the Administrative Agent has generated at least $2,500,000 of net operating income (calculated without deduction for any expenses attributable to interest, taxes, depreciation, amortization or other non-cash charges) for the four quarter period substantially comparable to the Reference Period immediately preceding such Permitted Acquisition, such certification to be in form and substance satisfactory to the Administrative Agent and with such supporting documentation as the Administrative Agent may reasonably request.

Material Adverse Effect. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a) a material adverse effect on the business, properties, condition (financial or otherwise), assets, operations or income of the Borrowers and their Subsidiaries taken as a whole;

(b) an adverse effect on the ability of the Borrowers and their Subsidiaries, taken as a whole, to perform any of their Obligations under any of the Loan Documents; or

(c) any impairment of (i) the validity, binding effect or enforceability of this Credit Agreement or any of the other Loan Documents, (ii) the rights, remedies or benefits available to the Administrative Agent, the Collateral Agent or any Lender under any Loan Document, or (iii) the attachment, perfection or priority of any Lien of the Collateral Agent under the Security Documents on any material portion of the Collateral.

Material Contracts. Written or oral agreements or commitments of or relating to a Parent, the Borrowers or their Subsidiaries that involve monetary obligations of more than $500,000 per year.

Maturity Date. December 28, 2012.

Maximum Adjusted Leverage Ratio. The maximum Adjusted Leverage Ratio permitted pursuant to § 11.1 after giving effect to any adjustments to the Scheduled Adjusted Leverage Ratio as permitted thereby.

Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Moody’s. Moody’s Investors Services, Inc.

MSAC Pledge Documents. The MSAC Stock Pledge Agreement, the Canadian Stock Pledge Agreements and any other security document by which the Domestic Borrower has pledged the Equity Interests of a subsidiary of the Domestic Borrower to the Collateral Agent as Collateral from time to time.

MSAC Stock Pledge Agreement. The Amended and Restated Stock Pledge Agreement, dated as of the Closing Date, and as the same may be amended from time to time hereafter, among the Domestic Borrower and the Collateral Agent, in form and substance satisfactory to the Administrative Agent.

MSAC II. McCormick & Schmick Acquisition Corp. II, a Delaware corporation.

MSAL. McCormick & Schmick Annapolis Liquor, Inc., a Maryland corporation.

MS Acquisition I. McCormick & Schmick Acquisition I Texas, Inc., a Texas corporation.

MS Acquisition II. McCormick & Schmick Acquisition II Texas, Inc., a Delaware corporation.

MSRC. McCormick & Schmick Restaurant Corp., a Delaware corporation.

MSSR. McCormick & Schmick’s Seafood Restaurants, Inc., a Delaware corporation.

Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by any Borrower, any Subsidiary Guarantor or any ERISA Affiliate.

Net Cash Sale Proceeds. The net cash proceeds received by a Person in respect of any Asset Sale, less the sum of (a) all reasonable out-of-pocket fees, commissions and other reasonably and customary direct expenses actually incurred in connection with such Asset Sale, including the amount of any transfer or documentary taxes required to be paid by such Person in connection with such Asset Sale, and (b) the aggregate amount of cash so received by such Person which is required to be used to retire (in whole or in part) any Indebtedness (other than under the Loan Documents) of such Person permitted by this Credit Agreement that was secured by a Lien permitted by this Credit Agreement having priority over the Liens (if any) of the Collateral Agent (for the benefit of the Administrative Agent and the Lenders) with respect to such assets transferred and which is required to be repaid in whole or in part (which repayment, in the case of any other revolving credit arrangement or multiple advance arrangement, reduces the commitment thereunder) in connection with such Asset Sale.

New Lending Office. See § 6.2.4.

Non-Material Acquisition. Any Permitted Acquisition that is not a Material Acquisition.

Non-U.S. Lender. See § 6.2.3.

Note Record. A Record with respect to a Note.

Notes. The Domestic Loan Notes and the Canadian Loan Notes.

Obligations. The Domestic Obligations and the Canadian Obligations, taken together.

OFAC. The U.S. Department of the Treasury’s Office of Foreign Assets Control.

outstanding. With respect to the Revolving Credit Loans, the aggregate unpaid principal thereof as of any date of determination.

Parent(s). MSAC II and MSSR.

Participant. See § 16.4.

Patriot Act. See § 17.17.

PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Acquisition. Any Acquisition consummated after the Closing Date, by any Borrower or any Subsidiary of a Borrower, so long as, in each case, all of the following conditions are satisfied:

(a) after giving effect to the Acquisition, the assets comprising such business (as used in this definition, the “Acquired Assets”) shall be owned or leased exclusively by a Borrower or a Subsidiary of a Borrower;

(b) any Indebtedness incurred or assumed in connection with the Acquisition is Indebtedness permitted under § 10.1 or its incurrence is consented to by the Required Lenders;

(c) in the case of a merger or consolidation, a Borrower, or a wholly-owned direct or indirect U.S. Subsidiary of a Borrower, is the surviving entity;

(d) the Borrowers and their Subsidiaries shall have complied with the requirements of § 9.13 and § 9.14 hereof;

(e) the Borrowers shall have demonstrated to the reasonable satisfaction of the Administrative Agent that, immediately after giving effect to the Acquisition (including the making of any Revolving Credit Loans required to finance such Acquisition and the incurrence of any Indebtedness required to finance the Acquisition), all covenants (including covenants contained in § 11 of this Credit Agreement) contained herein would have been satisfied on a pro forma basis as at the end of and for the most recently ended Reference Period, as any such covenants may be adjusted after giving effect to any Step-Up Amount;

(f) the Borrowers shall have Liquidity (assuming pro-forma covenant compliance) of at least $10,000,000 after giving effect to the Acquisition;

(g) no Default or Event of Default is continuing immediately prior to the Acquisition, and no Default or Event of Default would result from the Acquisition immediately after such Acquisition;

(h) the Administrative Agent shall have received reasonably satisfactory evidence that the business to be acquired has complied with, and, immediately following the consummation of the Acquisition, is in compliance with, in all material respects, all applicable laws; and

(i) prior to the closing of the Acquisition, the Borrowers have delivered to the Administrative Agent the definitive acquisition documents between the applicable Borrower or one of their Subsidiaries and the applicable selling entities.

Permitted Liens. Liens permitted by § 10.2.

Person. Any individual, corporation, limited liability company, partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

Pro Forma Balance Sheet. See § 8.4.3.

RCRA. See § 8.18(a).

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by any of the Borrowers or any of their Subsidiaries.

Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Revolving Credit Loan referred to in such Note.

Reference Period. As of any date of determination, the period of four (4) consecutive fiscal quarters of the Borrowers and their Subsidiaries ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period).

Register. See § 16.3.

Reimbursement Obligation. the Domestic Borrower’s obligation to reimburse the Administrative Agent and the Lenders on account of any drawing under any Letter of Credit as provided in § 5.2.

Related Party. With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Required Lenders. As of any date, any combination of Lenders the sum of whose aggregate Commitments constitute greater than fifty percent (50%) of the sum of the Total Commitment, or, if the Total Commitment has been terminated or if the Maturity Date has occurred, any combination of Lenders holding greater than fifty percent (50%) of the total outstanding principal amount of the Revolving Credit Loans on such date; provided that at any time when there are not more than two (2) Lenders, “Required Lenders” shall mean all Lenders; and provided further that the Commitment held or deemed held by any Delinquent Lender shall be excluded for purposes of making a determination of Required Lenders.

Restaurant. A particular restaurant at a particular location that is owned or operated by a Borrower or a Subsidiary of a Borrower.

Restricted Payment. In relation to the Borrowers and their Subsidiaries, any (a) Distribution, (b) payment or prepayment by any Borrower or any of its Subsidiaries of any amounts to such Borrower’s or such Subsidiary’s equity holders or to any Affiliates of such equity holders or of such Borrower, in each case, other than payments by any Borrower or any Subsidiary to the Domestic Borrower or a U.S. Subsidiary Guarantor or payments by a Canadian Subsidiary to another Canadian Subsidiary or the Canadian Borrower if such Canadian Subsidiary or the Canadian Borrower holds the Equity Interests issued by the payor, or (c) payments in respect of derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating a Borrower or any of its Subsidiaries to make payments to such Derivatives Counterparty as a result of any change in market value of any Equity Interests of such Borrower or such Subsidiary.

Revolving Credit Loans. The Domestic Loans and the Canadian Loans made or to be made by the Lenders to the Borrowers pursuant to § 2.

Sanctioned Country. A a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/ programs/index.shtml, or as otherwise published from time to time.

Sanctioned Person means (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/ enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

SARA. See § 8.18(a).

Scheduled Adjusted Leverage Ratio. See § 11.1.

Security Documents. The Guaranty, any Canadian Guaranty, the MSAC Pledge Documents, the Guarantor Pledge Documents, the Acknowledgment and Consent to Assignment of L.P. Interests, the Canadian Stock Pledge Agreement, each Additional Security Document, and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

S&P. Standard & Poor’s Ratings Group.

Step-Up Amount. With respect to any Permitted Acquisition, that amount which would have been necessary to add to the Maximum Adjusted Leverage Ratio permitted for the Reference Period ending immediately prior to the date of such Permitted Acquisition in order to provide the Borrowers with a 0.50x compliance cushion under § 11.1 in respect to the Borrower’s Adjusted Leverage Ratio for such Reference Period, assuming that the Permitted Acquisition had occurred immediately prior to such Reference Period, and the Adjusted Leverage Ratio was calculated on a pro forma basis after giving effect to the incurrence of any Indebtedness and increases in rent obligations in connection with such Permitted Acquisition.

Subsidiary. Any corporation, partnership, limited liability company, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Subsidiary Guarantor(s). MSRC, McCormick & Schmick Maryland Liquor, Inc., a Maryland corporation, McCormick & Schmick Acquisition I Texas, Inc., a Texas corporation, McCormick & Schmick Acquisition II Texas, Inc., a Delaware corporation, McCormick & Schmick Acquisition Texas LP, a Texas limited partnership, McCormick & Schmick Acquisition III Texas, Inc., a Texas corporation, McCormick & Schmick’s Atlanta II, LLC, a Delaware limited liability company, McCormick & Schmick’s Hackensack, LLC, a Delaware limited liability company, McCormick & Schmick Orlando, LLC, a Delaware limited liability company, McCormick & Schmick Dallas, L.P., a Texas limited partnership, McCormick & Schmick Dallas Liquor, Inc., a Texas corporation, McCormick & Schmick Austin, LP, a Texas limited partnership, McCormick & Schmick Austin Liquor, Inc., a Texas corporation, McCormick & Schmick Promotions, LLC, a Virginia limited liability company, McCormick & Schmick Annapolis Liquor, Inc., a Maryland corporation, McCormick & Schmick Austin Domain Liquor, Inc., a Texas corporation, McCormick & Schmick Austin Domain, LP, a Texas limited partnership, McCormick & Schmick Houston Pavilions Liquor, Inc., a Texas corporation, McCormick & Schmick Houston Pavilions, LP, a Texas limited partnership, and each of the other Subsidiaries of the Domestic Borrower or the Canadian Borrower which shall from time to time hereafter become a party to the Guaranty or the Canadian Guaranty pursuant to § 9.14.

Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

Total Canadian Commitment. The aggregate principal amount of the Ten Million U.S. Dollars ($10,000,000), which may be advanced by the Lenders to the Canadian Borrower in U.S. Dollars or Canadian Dollars, as such amount may be decreased from time to time pursuant to the terms hereof.

Total Commitment. One Hundred and Fifty Million U.S. Dollars ($150,000,000), as such amount may be decreased from time to time pursuant to the terms hereof or increased after the Closing Date pursuant to the terms and conditions set forth in § 3 or § 16.

Type. As to any Domestic Loan or any Canadian Loan funded in U.S. Dollars, its nature as a Base Rate Loan or a Eurodollar Rate Loan, and as to any Canadian Loan funded in Canadian Dollars, its nature as a Canadian Eurodollar Rate Loan.

Uniform Commercial Code. The Uniform Commercial Code as in effect in any applicable jurisdiction.

Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Domestic Borrower does not reimburse the Administrative Agent and the Lenders on the date specified in, and in accordance with, § 5.2.

U.S. Dollar Equivalent. On any date of determination and with respect to any amount of Canadian Dollars, the amount of U.S. Dollars that could be purchased with that amount of Canadian Dollars, at the spot rate of exchange quoted by the Administrative Agent in the foreign exchange market at or about 11:00 a.m. (Boston time) on the date of determination for the purchase of U.S. Dollars with Canadian Dollars.

U.S. Dollars or $. Dollars in lawful currency of the United States of America.

U.S. Subsidiary. Any Subsidiary incorporated or formed in a jurisdiction of the United States of America.

U.S. Subsidiary Guarantor. Any Subsidiary Guarantor incorporated or formed in a jurisdiction of the United States of America.

Voting Stock. Equity Interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, general partner or partnership, limited liability company, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

2004 Credit Agreement. The Revolving Credit Agreement, dated as of July 23, 2004, by and among the Domestic Borrower, certain Subsidiary Guarantors, Bank of America (as successor in interest to Fleet National Bank, N.A.) and certain other lending institutions party thereto.

1.2. Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement unless specifically specified to the contrary, either in the defined term referring to such document or agreement or otherwise.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h) Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any issuer document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(m) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent, the Collateral Agent and the Borrowers and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent, the Collateral Agent or any of the Lenders merely on account of the Administrative Agent’s, the Collateral Agent’s or any Lender’s involvement in the preparation of such documents.

(n) Where any limitation on an amount is expressed in U.S. Dollars (either directly or through reference to a defined term or schedule), it shall include where applicable the U.S. Dollar Equivalent of any amount denominated in Canadian Dollars and for purposes of calculating compliance with any such limitation, an amount denominated in Canadian Dollars shall be converted to the U.S. Dollar Equivalent (or where specified, 105% of such U.S. Dollar Equivalent) thereof on the relevant date of reference thereof. For purposes of calculating any Commitment Fee, any Letter of Credit Fee or any Fronting Fee, any Canadian Dollar Loans denominated in Canadian Dollars or, if applicable, the relevant amount of any Letter of Credit denominated in Canadian Dollars shall be converted to the U.S. Dollar Equivalent thereof on the relevant date of reference thereto.

2. THE LOAN FACILITIES.

2.1. Domestic Loan Facility

2.1.1. Commitment to Lend Domestic Loans. Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Domestic Borrower in U.S. Dollars (each such loan, a “Domestic Loan”), and the Domestic Borrower may borrow, repay and reborrow from time to time from the Closing Date up to but not including the Maturity Date upon notice by the Domestic Borrower to the Administrative Agent given in accordance with § 2.3, such sums as are requested by the Domestic Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender’s Commitment minus such Lender’s Commitment Percentage of the sum of (a) the Maximum Drawing Amount, (b) all Unpaid Reimbursement Obligations and (c) such Lender’s Commitment Percentage of all outstanding Canadian Loans, provided that the sum of the outstanding amount of the Domestic Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount, all Unpaid Reimbursement Obligations and the outstanding Canadian Loans shall not at any time exceed the Total Commitment at such time. The Domestic Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Domestic Loan hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in § 12 and § 13, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and § 13, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

2.1.2. Commitment to Lend Canadian Loans. Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Canadian Borrower in either U.S. Dollars or Canadian Dollars, at the Canadian Borrower’s election, (each such loan, a “Canadian Loan”), and the Canadian Borrower may borrow, repay and reborrow from time to time from the Closing Date up to but not including the Maturity Date upon notice by the Canadian Borrower to the Administrative Agent given in accordance with § 2.3, such sums as are requested by the Canadian Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested and assuming that the value of the Canadian Loans denominated in Canadian Dollars is equal to 105% of the U.S. Dollar Equivalent thereof) at any one time equal to the difference between (a) such Lender’s Commitment Percentage of the Total Canadian Commitment minus (b) such Lender’s Commitment Percentage of an amount equal to 105% of the U.S. Dollar Equivalent of the sum of (i) the Maximum Drawing Amount and (ii) all Unpaid Reimbursement Obligations relating to all Letters of Credit denominated in Canadian Dollars; provided that the sum of the outstanding amount of the Canadian Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount, all Unpaid Reimbursement Obligations and the outstanding Domestic Loans shall not at any time exceed the Total Commitment at such time. The Canadian Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each Lender shall make Canadian Eurodollar Rate Loans to be advanced by such Lender hereunder from its Canadian Eurodollar Lending Office. Each request for a Canadian Loan hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in § 12 and § 13, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and § 13, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

2.1.3. Commitment Fee. The Borrowers agree to pay to the Administrative Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages a commitment fee (the “Commitment Fee”) calculated at the per annum rate equal to the Applicable Margin then in effect on the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Maturity Date by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of the Revolving Credit Loans during such calendar quarter. The Commitment Fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the Closing Date, with a final payment on the Maturity Date or any earlier date on which the Total Commitment shall be reduced to zero or terminate. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any calendar quarter, the Commitment Fee shall be computed separately for each portion of such calendar quarter during which a particular Applicable Margin was in effect using such Applicable Margin.

2.1.4. Reduction of Total Commitment. The Borrowers shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Administrative Agent to reduce by $1,000,000 or an integral multiple of $500,000 in excess thereof or to terminate entirely the Total Commitment, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrowers delivered pursuant to this § 2.1.4, the Administrative Agent will notify the Lenders of the substance thereof. Upon the effective date of any such reduction or termination, the Borrowers shall pay to the Administrative

Agent for the respective accounts of the Lenders the full amount of any Commitment Fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated. In addition, the Total Commitment shall be reduced in accordance with § 4.2.

2.1.5. The Notes.

(a) The Domestic Loans shall be evidenced by separate promissory notes of the Domestic Borrower in substantially the form of Exhibit A-1 (a “Domestic Loan Note”) hereto, dated as of the Closing Date (or such other date on which a Lender may become a party hereto in accordance with § 3 or § 16 hereof) and completed with appropriate insertions. One Domestic Loan Note shall be payable to the order of each Lender in a principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Domestic Loans made by such Lender, plus interest accrued thereon, as set forth below. The Domestic Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Domestic Loan or at the time of receipt of any payment of principal on such Lender’s Domestic Loan Note, an appropriate notation on such Lender’s Domestic Loan Note Record reflecting the making of such Domestic Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Domestic Loans set forth on such Lender’s Domestic Loan Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Domestic Loan Note Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Domestic Loan Note to make payments of principal of or interest on any Domestic Loan Note when due.

(b) The Canadian Loans shall be evidenced by separate promissory notes of the Borrowers in substantially the form of Exhibit A-2 (a “Canadian Loan Note”) hereto, dated as of the Closing Date (or such other date on which a Lender may become a party hereto in accordance with § 3 or § 16 hereof) and completed with appropriate insertions. One Canadian Loan Note shall be payable to the order of each Lender in a principal amount equal to such Lender’s Commitment Percentage of the Total Canadian Commitment or, if less, the outstanding amount of all Canadian Loans (which shall include the U.S. Dollar Equivalent of all Canadian Loans denominated in Canadian Dollars) made by such Lender, plus interest accrued thereon, as set forth below. Each of the Borrowers irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Canadian Loan or at the time of receipt of any payment of principal on such Lender’s Canadian Loan Note, an appropriate notation on such Lender’s Canadian Loan Note Record reflecting the making of such Canadian Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Canadian Loans set forth on such Lender’s Canadian Loan Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Canadian Loan Note Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Note to make payments of principal of or interest on any Note when due.

2.2. Interest on Revolving Credit Loans. Except as otherwise provided in § 6.11,

(a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans.

(b) Each Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin with respect to Eurodollar Rate Loans.

(c) Each Canadian Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Canadian Eurodollar Rate determined for such Interest Period plus the Applicable Margin with respect to Canadian Eurodollar Rate Loans.

Subject to § 6.12(i), the Borrowers promise to pay interest on each Revolving Credit Loan made to such Borrower in arrears on each Interest Payment Date with respect thereto.

2.3. Requests for Revolving Credit Loans. The Borrowers shall give to the Administrative Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) (a) prior to 1:00 p.m. (New York time) of the proposed Drawdown Date of any Base Rate Loan, (b) prior to 1:00 p.m. (New York time) on the third Eurodollar Business Day prior to the proposed Drawdown Date of any Eurodollar Rate Loan and (c) prior to 1:00 p.m. (New York time) on the fourth Canadian Eurodollar Business Day prior to the proposed Drawdown Date of any Canadian Eurodollar Rate Loan. Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested in the same currency as such loan will be funded, (ii) whether such Revolving Credit Loan is to be a Domestic Loan or a Canadian Loan, (iii) if such Revolving Credit Loan is a Canadian Loan, whether such Canadian Loan is to be funded in U.S. Dollars or Canadian Dollars, (iv) the proposed Drawdown Date of such Revolving Credit Loan, (v) the Interest Period for such Revolving Credit Loan, and (vi) the Type of such Revolving Credit Loan, which in the case of Revolving Credit Loans denominated in Canadian Dollars shall be Canadian Eurodollar Rate Loans. Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Lenders thereof. Each Loan Request shall be irrevocable and binding on the Borrowers and shall obligate the Borrowers to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of $500,000 or an integral multiple of $500,000 in excess thereof.

2.4. Conversion Options.

2.4.1. Conversion to Different Type of Revolving Credit Loan. The Borrowers may elect from time to time to convert any outstanding Domestic Loan to a Domestic Loan of another Type or any outstanding Canadian Loan denominated in U.S. Dollars to a Canadian Loan of another Type funded in U.S. Dollars, provided that (a) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrowers shall give the Administrative Agent at least three (3) Eurodollar Business Days prior written notice of such election; (b) with respect to any such conversion of a Eurodollar Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto; and (c) no Revolving Credit Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any conversion of a Base Rate Loan into a Eurodollar Rate Loan shall be in an aggregate principal amount of $500,000 or an integral multiple of $500,000 in excess thereof. Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrowers.

2.4.2. Continuation of Type of Revolving Credit Loan. Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrowers with the notice provisions contained in § 2.4.1; provided that no Eurodollar Rate Loan or Canadian Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but (a) in the case of any Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Administrative Agent active upon the Borrowers’ account have actual knowledge and (b) in the case of any Canadian Eurodollar Rate Loan shall be repaid by the Borrowers on the last day of the first Interest Period relating thereto ending during the continuance of such Default or Event of Default. In the event that the Borrowers fail to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. In the event that the Borrowers fail to provide any such notice with respect to the continuation of any Canadian Eurodollar Rate Loan as such, then such existing Canadian Eurodollar Rate Loan shall be automatically continued on the last day of the then current Interest Period as a new Canadian Eurodollar Rate Loan for a 1-month Interest Period. The Administrative Agent shall notify the Lenders promptly when any such automatic conversion or continuation contemplated by this § 2.4 is scheduled to occur.

2.4.3. Eurodollar Rate Loans. Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $500,000 or an integral multiple of $500,000 in excess thereof. No more than six (6) Revolving Credit Loans that are Eurodollar Rate Loans having different Interest Periods may be outstanding at any time.

2.5. Funds for Revolving Credit Loans.

2.5.1. Funding Procedures. Not later than 3:00 p.m. (New York time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Revolving Credit Loans in the currency in which such Revolving Credit Loan was requested. Upon receipt from each Lender of such amount, and upon receipt of the documents required by § 12 and § 13 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Domestic Borrower the aggregate amount of such Domestic Loans made available to the Administrative Agent by the Lenders and the Administrative Agent will make available to the Canadian Borrower the aggregate amount of such Canadian Loans made available to the Administrative Agent by the Lenders. The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender’s Commitment Percentage of any requested Revolving Credit Loans.

2.5.2. Advances by the Administrative Agent. The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender’s Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If any Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds (or, if applicable, Canadian Dollar denominated funds) acquired by the Administrative Agent during each day included in such period, times (b) the amount of such Lender’s Commitment Percentage of such Revolving Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender’s Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Administrative Agent, and the denominator of which is 360. A statement of the Administrative Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender. If the amount of such Lender’s Commitment Percentage of such Revolving Credit Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the applicable Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

2.6. Repayment of Revolving Credit Loans.

2.6.1. Maturity. The Borrowers jointly and severally promise to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon, subject at all times to § 6.12(i).

2.6.2. Mandatory Repayments of the Revolving Credit Loans. If at any time (a) the sum of the outstanding amount of the Revolving Credit Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment at such time, then the Domestic Borrower shall immediately pay the amount of such excess to the Administrative Agent for the respective accounts of the Lenders for application: first, to any Unpaid Reimbursement Obligations; second, to the Revolving Credit Loans; and third, to provide to the Administrative Agent cash collateral for Reimbursement Obligations as contemplated by §§ 5.2(b) and (c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to such Lender’s funded share of the Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Lender’s Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

2.6.3. Mandatory Repayments of the Canadian Loans.

(a) If at any time the sum of the outstanding amount of (a) 105% of the U.S. Dollar Equivalent of all Canadian Loans funded in Canadian Dollars plus (b) the Canadian Loans funded in U.S. Dollars plus (c) 105% of the U.S. Dollar Equivalent of the sum of (i) the Maximum Drawing Amount of all Letters of Credit denominated in Canadian Dollars plus (ii) Unpaid Reimbursement Obligations of all Letters of Credit denominated in Canadian Dollars (together, the “Canadian Outstandings”) exceeds the Total Canadian Commitment, then the Borrowers shall immediately pay the amount of such excess to the Administrative Agent for the respective accounts of the Lenders; provided that if at any time the Canadian Outstandings is greater than the Total Canadian Commitment by less than $1,000,000, then the Canadian Borrower shall (i) immediately pay the amount of such excess to the extent of and up to an amount equal to any Canadian Loans which are Base Rate Loans, and (ii) to the extent that there are no outstanding Canadian Loans which are Base Rate Loans or, after giving effect to the preceding clause (i) the remaining Canadian Outstandings continue to exceed the Total Canadian Commitments, then pay the amount of such excess at such time as any payment of interest would become due and payable for any Canadian Eurodollar Rate Loans or Eurodollar Rate Loans.

(b) Any Canadian Eurodollar Rate Loan must be immediately repaid on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Administrative Agent active upon the Borrowers’ account have actual knowledge unless the Required Lenders agree to extend such Canadian Eurodollar Rate Loan for another Interest Period.

2.6.4. Optional Repayments of the Revolving Credit Loans. The Borrowers shall have the right, at their election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans or any Canadian Eurodollar Rate Loans pursuant to this § 2.6.4 may be made only on the last day of the Interest Period relating thereto. The Borrowers shall give the

Administrative Agent (a) no later than 1:00 p.m. (New York time), prior written notice on the date of any proposed prepayment pursuant to this § 2.6.4 of Base Rate Loans, (b) no later than 1:00 p.m. (New York time), two (2) Eurodollar Business Days prior written notice of any proposed prepayment pursuant to this § 2.6.4 of Eurodollar Rate Loans, and (c) no later than 1:00 p.m. (New York time), four (4) Canadian Eurodollar Business Days prior written notice of any proposed prepayment pursuant to this § 2.6.4 of Canadian Eurodollar Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid, expressed in the currency in which such Revolving Credit Loan was funded. Each such partial prepayment of the Revolving Credit Loans shall be in an integral multiple of $100,000 or the Canadian Dollar Equivalent thereof, as applicable, and shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment. Each such partial prepayment of a Revolving Credit Loan funded in (i) U.S. Dollars shall be applied, (at the option of the Administrative Agent and in the absence of instruction by the applicable Borrower), first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans, and (ii) Canadian Dollars shall be applied, to the principal of Canadian Eurodollar Rate Loans. Each partial prepayment shall be allocated among the Lenders in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

2.6.5. Application of Payments Prior to an Event of Default. Prior to the occurrence of an Event of Default, if, and solely to the extent that, after giving effect to the prepayment of any Base Rate Loans then outstanding, any prepayment required to be made pursuant to § 4.1 would require the Borrowers to compensate any Lender pursuant to § 6.10 with respect to any breakage costs associated with Eurodollar Rate Loans or Canadian Eurodollar Rate Loans, the Borrowers may at their option deposit in their Concentration Account on the date of prepayment required under § 4.1, as applicable, cash in an amount equal to the aggregate amount of the Eurodollar Rate Loans or the Canadian Eurodollar Rate Loans, as applicable, otherwise required to be prepaid on such date. On the last day of each Interest Period applicable to any such Eurodollar Rate Loans or such Canadian Eurodollar Rate Loans, the applicable Borrower shall withdraw and pay in immediately available funds to the Administrative Agent amounts then held in the applicable Concentration Account and deposited therein pursuant to this § 2.6.5 sufficient to repay such Eurodollar Rate Loans or such Canadian Eurodollar Rate Loans, as applicable, of each Lender.

2.7. Notices to the Administrative Agent. All notices required to be given by the Borrowers pursuant to this § 2 shall be delivered to the Administrative Agent.

2.8. Currency of Payments. All payments of principal or interest made to the Administrative Agent or the Lenders under this Credit Agreement shall be made in the currency in which the Revolving Credit Loan in respect of which such payment is being made was initially funded.

2.9. Interest Act (Canada). For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Credit Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Credit Agreement.

2.10. Criminal Rate of Interest - Canada. If any provision of this Credit Agreement would oblige the Canadian Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i) first, by reducing the amount or rate of interest required to be paid to the affected Lender under § 2.2; and

(ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

3. ADDITIONAL FINANCING.

At any time and from time to time, but in any event no more than twice, the Domestic Borrower may solicit the Lenders and any other lending institutions to provide the Domestic Borrower with additional Commitments, subject to the limitations set forth below, in an aggregate amount for all Lenders and any other lending institutions not to exceed fifty million dollars ($50,000,000). Neither the Administrative Agent nor any Lender shall have any obligation to provide the Domestic Borrower with all or any part of such additional Commitments; provided that by execution of this Credit Agreement, the Administrative Agent and the Lenders shall be deemed to have consented, without the need for further or subsequent consent, (a) to such increase in the Total Commitment which any other Lender or lending institution may agree to provide for the Revolving Credit Loans which may be advanced in respect thereof and any resulting changes in the Commitment Percentages of the Lenders, and (b) any amendments which may be made to the Loan Documents in order to evidence and document such increase in the Total Commitment to the extent that any such amendment (i) does not amend any of the provisions specified in § 17.14(a) as requiring the consent of each Lender affected thereby, (ii) does not modify the relative priority of the Revolving Credit Loans (including any such new Revolving Credit Loans) and Commitments (including any such new Commitments) with respect to the payment, guarantees, collateral or other collateral support, and (iii) is consistent with all other requirements of this § 3. Any such increase to the Total Commitment (and the Domestic Loans funded pursuant thereto) shall be otherwise treated (and be subject to the same terms and conditions) as part of the Total Commitment and Revolving Credit Loans hereunder. Notwithstanding anything to the contrary set forth herein, no additional Commitments shall be permitted hereunder and no additional Revolving Credit Loans may be advanced or Letters of Credit issued in respect thereof unless (1) no Default or Event of Default shall have occurred and be then continuing or would result immediately after giving effect to such additional Commitments and the Domestic Loans to be advanced in respect thereof, assuming that such Revolving Credit Loans were fully advanced on the effective date of such additional commitments, (2) the Borrowers shall have delivered to the Administrative Agent a Compliance Certificate demonstrating compliance with the terms of the Credit Agreement immediately after giving pro forma effect to such loans to be advanced in respect of the additional commitment and the application of the proceeds thereof, such compliance to be calculated based on the Borrowers’ Consolidated EBITDAR reported in connection with the preparation of the Borrowers’ Compliance Certificate most recently delivered to the Administrative Agent, (3) with respect to each lending institution not yet a party hereto providing additional Commitments, such lending institution shall have become a party to this Credit Agreement (and become subject to all the rights and obligations of a Lender hereunder) by executing and delivering to the Administrative Agent an original, executed Instrument of Accession in the form of Exhibit E hereto (an “Instrument of Accession”), (4) the Borrowers shall have delivered to the Administrative Agent and the Lenders notice that such solicitation has been made and, prior to the effectiveness of such additional Commitment, copies of all documents and instruments related thereto and (5) the Borrowers shall have delivered to the Administrative Agent copies of updated financial projections through the Maturity Date.

4. MANDATORY REPAYMENT OF REVOLVING CREDIT LOANS.

In addition to payments in respect of Revolving Credit Loans pursuant to § 2.6, the Revolving Credit Loans shall be repaid as follows:

4.1. Proceeds of Certain Events. Concurrently with the receipt (after the Closing Date) by the Borrowers or any of their Subsidiaries of,

(a) subject to the reinvestment provisions of § 10.5.2, Net Cash Sale Proceeds in excess of $1,000,000 per annum from Asset Sales (other than proceeds from the sale, lease, license or other disposition of assets in the ordinary course of business consistent with past practices), then the Borrowers shall pay to the Administrative Agent for the respective accounts of the Lenders an amount equal to one hundred percent (100%) of such proceeds, to be applied in the manner set forth in § 4.2 or § 4.3, as applicable; or

(b) proceeds relating to (i) Casualty Events, less reasonable expenses relating to such Casualty Events, which have not been reinvested in the Borrowers’ business within two hundred and seventy (270) days of receipt of such proceeds, then the Borrowers shall pay to the Administrative Agent for the respective accounts of the Lenders an amount equal to one hundred percent (100%) of such proceeds, to be applied in the manner set forth in § 4.2 or, if applicable, § 4.3, provided that, if within such 270-day period after the earlier to occur of receipt of such proceeds by the Borrowers or receipt of such proceeds by the Administrative Agent, the Borrowers enter into an agreement (which may be a purchase order) pursuant to which such reinvestment shall be made, a copy of which shall be provided to the Administrative Agent, then the Borrowers shall not be required to prepay the Revolving Credit Loans in accordance with § 4.3, and (ii) any tax refund with respect to any taxable year.

4.2. Application of Payments. All mandatory prepayments pursuant to § 4.1 shall be applied pro rata to the principal of the outstanding Revolving Credit Loans for application in accordance with the provisions of § 2.6.2 and § 2.6.3 and concurrently with such prepayment, to reduce permanently the Total Commitment in an amount equal to such prepayment. In the event that at the time of such mandatory prepayment event, there are no outstanding Revolving Credit Loans, the Total Commitment shall be permanently reduced by the amount that would otherwise have been prepaid pursuant to § 4.1 had Revolving Credit Loans been outstanding. Any prepayment of principal of the Revolving Credit Loans shall include all interest accrued to the date of such prepayment. Notwithstanding anything to the contrary set forth herein, any mandatory prepayment hereunder with Net Cash Sale Proceeds or proceeds relating to Casualty Events which, in either case, relate to assets or the business of the Canadian Borrower or any Canadian Subsidiaries shall be applied only to repay the Canadian Loans and any Net Cash Sale Proceeds from the sale of Equity Interests in the Canadian Borrower or any Canadian Subsidiary shall be applied first to the Domestic Obligations but only up to the extent such Domestic Obligations are secured thereby and any excess shall be applied to the Canadian Obligations.

4.3. Delivery of Proceeds. The Borrowers shall deliver to the Administrative Agent, promptly upon receipt thereof, all Net Cash Sale Proceeds or proceeds relating to Casualty Events that may have to be applied to prepay the Revolving Credit Loans if not reinvested as permitted in § 4.1, to be held as Collateral pending reinvestment in accordance with such § 4.1. Upon the Borrowers’ request, any cash amounts delivered to the Administrative Agent to be held as Collateral under this § 4.3 may be applied to repay Revolving Credit Loans.

5. LETTERS OF CREDIT.

5.1. Letter of Credit Commitments.

5.1.1. Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof and the execution and delivery by the Domestic Borrower of a letter of credit application on the Administrative Agent’s customary form (a “Letter of Credit Application”), the Administrative Agent on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in § 5.1.4 and upon the representations and warranties of the Borrowers contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Domestic Borrower one or more standby letters of credit in either U.S. Dollars or Canadian Dollars (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Domestic Borrower and agreed to by the Administrative Agent; provided, however, that, (a) the Domestic Borrower shall provide four (4) Canadian Business Days written notice to the Administrative Agent for any request for Letters of Credit denominated in Canadian Dollars, and (b) the Reimbursement Obligation relating to any Letter of Credit denominated in Canadian Dollars shall be repaid in U.S. Dollars in an amount equal to the U.S. Dollar Equivalent of the amount of such Reimbursement Obligation; and provided further, that, after giving effect to such request, (x) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $15,000,000 at any one time, and (y) the sum of (i) the Maximum Drawing Amount on all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, and (iii) the amount of all Revolving Credit Loans outstanding shall not exceed the Total Commitment at such time. Notwithstanding the foregoing, the Administrative

Agent shall have no obligation to issue any Letter of Credit to support or secure any Indebtedness of the Domestic Borrower or any of its Subsidiaries if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Administrative Agent from issuing such Letter of Credit, or any Law applicable to the Administrative Agent or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Administrative Agent shall prohibit, or request that the Administrative Agent refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Administrative Agent with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Administrative Agent is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Administrative Agent any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Administrative Agent in good faith deems material to it, (B) the issuance of such Letter of Credit would violate one or more policies of the Administrative Agent applicable to letters of credit generally, (C) any Lender defaults on its obligations to fund under § 5.1.4 or any Lender is at such time a Delinquent Lender hereunder, unless the Administrative Agent has entered into satisfactory arrangements with the Domestic Borrower or such Lender to eliminate the Administrative Agent’s risk with respect to such Lender, or (D) to the extent that a Letter of Credit is to be issued to support or secure any Indebtedness of a Borrower or any of its Subsidiaries, such Indebtedness was incurred prior to the proposed issuance date of such Letter of Credit, unless in any such case the Domestic Borrower demonstrates to the satisfaction of the Administrative Agent that (i) such prior incurred Indebtedness was then fully secured by a prior perfected and unavoidable security interest in collateral provided by the Domestic Borrower or such Subsidiary to the proposed beneficiary of such Letter of Credit or (ii) such prior incurred Indebtedness was then secured or supported by a letter of credit issued for the account of the Domestic Borrower or such Subsidiary and the reimbursement obligation with respect to such letter of credit was fully secured by a prior perfected and unavoidable security interest in collateral provided to the issuer of such letter of credit by the Domestic Borrower or such Subsidiary.

5.1.2. Letter of Credit Applications. Each Letter of Credit Application shall be completed to the reasonable satisfaction of the Administrative Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

5.1.3. Terms of Letters of Credit. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the earlier of (x) one (1) year from the date of issuance, extension or renewal thereof, or (y) the date which is fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Administrative Agent in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

5.1.4. Reimbursement Obligations of Lenders. Each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender’s Commitment Percentage, to reimburse the Administrative Agent on demand for the amount of each draft paid by the Administrative Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Domestic Borrower pursuant to § 5.2 (such agreement for a Lender being called herein the “Letter of Credit Participation” of such Lender).

5.1.5. Participations of Lenders. Each such payment made by a Lender shall be treated as the purchase by such Lender of a participating interest in the Domestic Borrower’s Reimbursement Obligation under § 5.2 in an amount equal to such payment. Each Lender shall share in accordance with its participating interest in any interest which accrues pursuant to § 5.2.

5.2. Reimbursement Obligation of the Domestic Borrower. In order to induce the Administrative Agent to issue, extend and renew each Letter of Credit and the Lenders to participate therein, the Domestic Borrower hereby agrees to reimburse or pay to the Administrative Agent, in U.S. Dollars for the account of the Administrative Agent or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by the Administrative Agent hereunder,

(a) except as otherwise expressly provided in §§ 5.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Administrative Agent, or the Administrative Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Administrative Agent under or with respect to such Letter of Credit or the U.S. Dollar Equivalent thereof, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Administrative Agent or any Lender in connection with any payment made by the Administrative Agent or any Lender under, or with respect to, such Letter of Credit,

(b) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the Administrative Agent as cash collateral for all Reimbursement Obligations, and

(c) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with § 14, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the Administrative Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Administrative Agent at the Administrative Agent’s Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Domestic Borrower under this § 5.2 at any time from the date such amounts become due and payable (whether as stated in this § 5.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Administrative Agent on demand at the rate specified in § 6.11 for overdue principal on the Revolving Credit Loans.

5.3. Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Administrative Agent shall notify the Domestic Borrower within a reasonable amount of time of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Domestic Borrower fails to reimburse the Administrative Agent as provided in § 5.2 on or before the date that such draft is paid or other payment is made by the Administrative Agent, the Administrative Agent may at any time thereafter notify the Lenders of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. (New York time) on the Business Day next following the receipt of such notice, each Lender shall make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount equal to such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Administrative Agent paid the draft presented for honor or otherwise made payment to the date on which such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the Administrative Agent, and the denominator of which is 360. The responsibility of the Administrative Agent to the Domestic Borrower and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

5.4. Obligations Absolute. The Domestic Borrower’s obligations under this § 5 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrowers may have or have had against the Administrative Agent, any Lender or any beneficiary of a Letter of Credit. Each of the Borrowers further agrees with the Administrative Agent and the Lenders that the Administrative Agent and the Lenders shall not be responsible for, and the Domestic Borrower’s Reimbursement Obligations under § 5.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrowers against the beneficiary of any Letter of Credit or any such transferee. The Administrative Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Each of the Borrowers agrees that any action taken or omitted by the Administrative Agent or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrowers and shall not result in any liability on the part of the Administrative Agent or any Lender to the Borrowers.

5.5. Reliance by Issuer. To the extent not inconsistent with § 5.4, the Administrative Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes or of a Letter of Credit Participation.

5.6. Letter of Credit Fee. With respect to each Letter of Credit issued hereunder, the Domestic Borrower shall pay to the Administrative Agent a fee (each a “Letter of Credit Fee”) in U.S. Dollars for each Letter of Credit issued or renewed by the Administrative Agent at a rate per annum equal to the Applicable Margin in effect from time to time with respect to Eurodollar Rate Loans, on the Maximum Drawing Amount of such Letter of Credit for the period such Letter of Credit is outstanding. The Administrative Agent shall, in turn, remit to each Lender such Lender’s Commitment Percentage of the Letter of Credit Fee. In addition, the Domestic Borrower shall pay the Administrative Agent, for its own account, a Fronting Fee (the “Fronting Fee”) in U.S. Dollars equal to one-eighth of one percent (0.125%) per annum on the Maximum Drawing Amount of such Letter of Credit for the period such Letter of Credit is outstanding. The Letter of Credit Fee and the Fronting Fee shall be payable quarterly in arrears on the last day of each calendar quarter for the calendar quarter then ending. In respect of each Letter of Credit, the Domestic Borrower shall also pay to the Administrative Agent, for its own account, at such time or times as such charges are customarily made by the Administrative Agent, the Administrative Agent’s customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

5.7. Existing Letters of Credit. The Domestic Borrower and the Lenders each agree that (a) any letter of credit which has been previously issued by Bank of America under the 2004 Credit Agreement (the “Existing Letters of Credit”) for the account of the Domestic Borrower or any Subsidiary of the Domestic Borrower, shall be deemed a Letter of Credit issued under and governed by this Credit Agreement, (b) this Credit Agreement supersedes any and all prior agreements between the Domestic Borrower or any of its Subsidiaries and Bank of America with respect to the Existing Letters of Credit, and (c) all Existing Letters of Credit, from and after the Closing Date, shall be subject to and governed by the terms of this Credit Agreement.

6. CERTAIN GENERAL PROVISIONS.

6.1. Fees. Notwithstanding anything herein to the contrary, the Domestic Borrower agrees to pay, and shall be solely liable for, all fees described in the Fee Letter in the amounts and at the times and otherwise in accordance with the terms specified therein.

6.2. Funds for Payments.

6.2.1. Payments to the Administrative Agent or Collateral Agent. All payments of principal and interest on Revolving Credit Loans denominated in Canadian Dollars shall be made on the due date thereof to the Administrative Agent in Canadian Dollars at the Administrative Agent’s Office or at such other place as the Administrative Agent may from time to time designate, in each case at or about 11:00 a.m. (New York time or other local time at the place of payment) and in immediately available funds. All payments of principal and interest on Revolving Credit Loans denominated in U.S. Dollars, Reimbursement Obligations, the Commitment Fee, the Letter of Credit Fees, the Fronting Fees and any other amounts due hereunder or under any of the other Loan Documents (except as otherwise provided in such Loan Documents) shall be made on the due date thereof to the Administrative Agent in U.S. Dollars at the Administrative Agent’s Office or at such other place as the Administrative Agent may from time to time designate, in each case at or about 11:00 a.m. (New York time or other local time at the place of payment) and in immediately available funds.

6.2.2. No Offset, etc. All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without any condition, recoupment, setoff, defense or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein (other than any such deductions or withholdings which the Borrowers are compelled by law to make on or with respect to, or measured by, the income of the Administrative Agent, any Lender, any assignee or any participant, including without limitation, franchise taxes imposed on or with respect to, or measured by, net income of such Person, in each case by any jurisdiction, subdivision thereof or taxing or other Governmental Authority therein in which the Administrative Agent, such Lender, such assignee or such participant is organized, has its principal place of business, maintains a lending office or is otherwise subject to tax) and other deductions, or withholdings which the Borrowers are compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrowers with respect to any amount payable by them hereunder or under any of the other Loan Documents, the Borrowers will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) such Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in U.S. Dollars (or if such amount is interest on a Canadian Loan denominated in Canadian Dollars, the U.S. Dollar Equivalent thereof) as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrowers. The Borrowers will deliver promptly to the Administrative Agent certificates or other evidence reasonably acceptable to the Administrative Agent for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document.

6.2.3. Non-U.S. Lenders. If any Lender, any transferee, the Administrative Agent or the Collateral Agent is not a U.S. Person as defined in Section 7701(a)(30) of the Code for federal income tax purposes (a “Non-U.S. Lender”), such Lender, transferee, Administrative Agent or Collateral Agent hereby agrees that, if and to the extent that it is legally able to do so, it shall, prior to the date of the first payment by the Borrowers hereunder to be made to such Lender, Administrative Agent or Collateral Agent or for such Non-U.S. Lender’s, Administrative Agent’s or Collateral Agent’s account, deliver to the Borrowers and the Administrative Agent, as applicable, such certificates, documents or other evidence, as and when required by the Code or Treasury Regulations issued pursuant thereto, including (a) in the case of a Non-U.S. Lender that is a “bank” for purposes of Section 881(c)(3)(A) of the Code, two (2) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulations, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender, Administrative Agent or Collateral Agent establishing that with respect to payments of principal, interest or fees hereunder it is (i) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender, Administrative Agent or Collateral Agent of a trade or business in the United States or (ii) totally exempt or partially exempt from United States federal withholding tax under a provision of an applicable tax treaty and (b) in the case of a Non-U.S. Lender that is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers and to the effect that (i) such Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (ii) is not a ten (10) percent shareholder for purposes of Section 881(c)(3)(B) of the Code and (iii) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, together with a properly completed Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms to establish exemption from withholding of US taxes). Each Lender, Administrative Agent and Collateral Agent agrees that it shall, to the extent any form previously delivered by it pursuant to this section is no longer effective, and in any case promptly upon the Borrowers’ or the Administrative Agent’s reasonable request therefor, deliver to the Borrowers and the Administrative Agent, as applicable, if and to the extent it is legally able to do so, a properly completed and executed Form W-8BEN, Form W-8ECI, Form W-8 or W-9, as applicable (or any successor forms thereto).

6.2.4. Exclusion. The Borrowers shall not be required to pay any additional amount to any Non-U.S. Lender pursuant to § 6.2.3 or § 6.6 hereof in respect of any United States federal withholding tax if and to the extent that (i) the obligation to withhold amounts with respect to such United States federal withholding tax existed on the date such Non-U.S. Lender became a party to this Credit Agreement or, with respect to a different lending office designated by such Non-U.S. Lender as its applicable lending office (a “New Lending Office”), the date such Non-U.S. Lender designated such New Lending Office as a result of an assignment, transfer or designation made at the request of the Borrowers, provided, however, this clause (i) shall not apply to the extent that the indemnity payment or additional amounts any transferee, or Lender through a New Lending Office, would be entitled to receive without regard to this clause (i) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to such transferee, or Lender making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to deliver the forms specified in § 6.2.3.

6.2.5. Survival. The provisions of this § 6.2 shall survive payment or satisfaction in full of all other Obligations

6.3. Computations. All computations of interest on the Revolving Credit Loans and of Fees shall be based on (a) a 365-day year in the case of Base Rate Loans and (b) a 360-day year in the case of all other Revolving Credit Loans; and in each case paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to Eurodollar Rate Loans and Canadian Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

6.4. Inability to Determine Eurodollar Rate or Canadian Eurodollar Rate. In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan or a Canadian Eurodollar Rate Loan, the Administrative Agent shall determine or be notified by the Required Lenders that (a) adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate or the Canadian Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan or any Canadian Eurodollar Rate Loan, respectively, during any Interest Period or (b) the Eurodollar Rate or Canadian Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their Eurodollar Rate Loans or their Canadian Eurodollar Rate Loans during such period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers and the Lenders) to the Borrowers and the Lenders. In such event (i) any Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, (iii) any Loan Request with respect to Canadian Eurodollar Rate Loans shall be automatically withdrawn, (iv) each Canadian Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become immediately due and payable in full, and (iv) the obligations of the Lenders to make Eurodollar Rate Loans or Canadian Eurodollar Rate Loans shall be suspended until the Administrative Agent or the Required Lenders determine that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent or, as the case may be, the Administrative Agent upon the instruction of such Required Lenders shall so notify the Borrowers and the Lenders.

6.5. Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Rate Loans or Canadian Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate or the Canadian Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, U.S. Dollars or Canadian Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or Canadian Eurodollar Rate Loans, as applicable, or to convert Base Rate Loans to Eurodollar Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, as applicable with respect to Eurodollar Rate Loans, convert all such Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans or such Canadian Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or such Canadian Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

6.6. [Intentionally Omitted].

6.7. Additional Costs, etc. If any future, or change in any present, applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject any Lender or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Lender’s Commitment or the Revolving Credit Loans (other than taxes based upon or measured by the income or profits of such Lender or the Administrative Agent), or

(b) materially change the basis of taxation (except for changes in taxes based on or measured by net income or profits) of payments to any Lender of the principal of or the interest on any Revolving Credit Loans or any other amounts payable to any Lender, the Administrative Agent or the Collateral Agent under this Credit Agreement or any of the other Loan Documents, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(d) impose on any Lender, the Administrative Agent or the Collateral Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Revolving Credit Loans, such Lender’s Commitment, or any class of loans, letters of credit or commitments of which any of the Revolving Credit Loans or such Lender’s Commitment forms a part, and the result of any of the foregoing is:

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Revolving Credit Loans or such Lender’s Commitment or any Letter of Credit, or

(ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender’s Commitment, any Letter of Credit or any of the Revolving Credit Loans, or

(iii) to require such Lender, Administrative Agent or the Collateral Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender, Administrative Agent or the Collateral Agent from the Borrowers hereunder, then, and in each such case, the Borrowers will, upon demand made by such Lender or (as the case may be) the Administrative Agent or the Collateral Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender, Administrative Agent or the Collateral Agent such additional amounts as will be sufficient to compensate such Lender, Administrative Agent or the Collateral Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum. The provisions of this § 6.7 shall survive payment or satisfaction in full of all other Obligations

6.8. Capital Adequacy. If after the date hereof any Lender or the Administrative Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for Lenders or Lender holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender or the Administrative Agent or any corporation controlling such Lender or the Administrative Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s or the Administrative Agent’s commitment with respect to any Revolving Credit Loans to a level below that which such Lender or the Administrative Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Administrative Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount reasonably deemed by such Lender or (as the case may be) the Administrative Agent to be material, then such Lender or the Administrative Agent may notify the Borrowers of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrowers jointly and severally agree to pay such Lender or (as the case may be) the Administrative Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or (as the case may be) the Administrative Agent of a certificate in accordance with § 6.9 hereof. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis. The provisions of this § 6.8 shall survive payment or satisfaction in full of all other Obligations

6.9. Certificate; Replacement of Lenders.

(a) A certificate setting forth any additional amounts payable pursuant to § 6.7 or § 6.8 and a brief explanation of such amounts which are due, submitted by any Lender or the Administrative Agent to the Borrowers, shall be conclusive, absent manifest error, that such amounts are due and owing.

(b) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of §§ 6.2.2, 6.5, 6.6, 6.7 or 6.8 with respect to such Lender, it will, if requested in writing by the Borrowers, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Revolving Credit Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this § 6.9 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender or the Administrative Agent pursuant to §§ 6.2.2, 6.5, 6.6, 6.7 or 6.8.

(c) Upon receipt by the Borrowers from any Lender (an “Affected Lender”) of a claim under §§ 6.2.2, 6.5, 6.6, 6.7 or 6.8, the Borrowers may:

(i) request one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s Revolving Credit Loans and Commitment, as applicable, provided that no Lender shall be required to accede to any such request; or

(ii) replace such Affected Lender with another Lender; provided that (A) such other Lender agrees to be the replacement Lender, (B) such replacement does not conflict with any requirement of law, (C) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (D) the Borrowers shall repay, or the replacement Lender shall purchase, at the full principal or face amount of all Revolving Credit Loans, accrued interest, fees and other amounts owing to such replaced Lender prior to the date of replacement, (E) the Borrowers shall be liable to such replaced Lender in accordance with § 6.10 with respect to any prepayment or purchase of Eurodollar Rate Loans or any Canadian Eurodollar Rate Loans, (F) the replacement Lender, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (G) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of § 16 (provided that the Borrowers or the replacement

Lender shall be obligated to pay the registration and processing fee) and (H) the Borrowers shall pay all additional amounts (if any) required pursuant to §§ 6.2.2, 6.5, 6.6, 6.7, 6.8 or 6.10, as the case may be, to the extent such additional amounts were incurred on or prior to the consummation of such replacement.

6.10. Indemnity. Subject to 6.12(i), the Borrowers jointly and severally agree to indemnify each Lender and its respective affiliates and their partners, directors, officers, employees, agent and advisors (together, the “Indemnified Parties”) and to hold each Indemnified Party harmless from and against any loss, cost or expense (including but not limited to loss of anticipated profits, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs) that such Indemnified Party may sustain or incur as a consequence of (a) default by the Borrowers in payment of the principal amount of or any interest on any Eurodollar Rate Loans and any Canadian Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Indemnified Party to banks of funds obtained by it in order to maintain its Eurodollar Rate Loans or its Canadian Eurodollar Rate Loans, (b) default by the Borrowers in making a borrowing or conversion after the Borrowers have given (or are deemed to have given) a Loan Request, or a Conversion Request relating thereto, in accordance with § 2.3 or § 2.4, or (c) (i) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Revolving Credit Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, or (ii) the making of any payment of a Canadian Eurodollar Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, in each case including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Revolving Credit Loans; provided that, in each case, the Canadian Borrower shall not indemnify the Domestic Borrower against any loss, cost or expense attributable exclusively to the Domestic Loans or Letters of Credit. The provisions of this § 6.10 shall survive payment or satisfaction in full of all other Obligations

6.11. Interest After Default.

6.11.1. Overdue Amounts. Overdue principal and (to the extent permitted by applicable law) interest on the Revolving Credit Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to the rate of interest which would otherwise be applicable thereto, plus, if and to the extent permitted by law, two percent (2%) (or in the case of any Canadian Eurodollar Rate Loan, two and on-half percent (2.5%)) above the rate of interest which would otherwise be applicable thereto (or, if no rate of interest is then applicable thereto, two percent (2%) above the rate of interest which would be applicable to any Base Rate Loans) until such amount shall be paid in full (after as well as before judgment).

6.11.2. Amounts Not Overdue. During the continuance of a Default or an Event of Default the principal of the Revolving Credit Loans not overdue shall, at the option of the Administrative Agent or upon the request of the Required Lenders and continuing thereafter until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the Required Lenders pursuant to § 17.14, bear interest at a rate per annum equal to the rate of interest applicable to overdue principal pursuant to § 6.11.1.

6.11.3. Letters of Credit. The Unpaid Reimbursement Obligations and (to the extent permitted by law) unpaid interest thereon (as provided in this sentence) shall bear interest compounded monthly and payable on demand at a rate per annum equal to the Base Rate plus the Applicable Margin then in effect for Base Rate Loans then in effect plus two percent (2%) per annum (or plus two and one half percent (2.5%) per annum in the case of Letters of Credit denominated in Canadian Dollars) until such amount shall be paid in full (after as well as before judgment).

6.12. Concerning Joint and Several Liability of the Borrowers.

Notwithstanding anything to the contrary contained in §§ 10.3 or 10.5.2(a)(iii), but subject to the limitation in § 6.12(i):

(a) The Domestic Borrower (including any Person that becomes a Domestic Borrower at any point in the future) is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders and the Administrative Agent under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the other Borrowers and in consideration of the benefit to be provided to such other Borrower hereunder.

(b) The Domestic Borrower (including any Person that becomes a Domestic Borrower at any point in the future), jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this § 6.12), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the Domestic Borrower will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each of the Borrowers under the provisions of this § 6.12 constitute the full recourse Obligations of such Borrower and each of the Domestic Borrowers enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or the other Loan Documents or any other circumstance whatsoever as to any other Borrower.

(e) Except as otherwise expressly provided herein, Domestic Borrower hereby waives promptness, diligence, presentment, demand, protest, notice of acceptance of its joint and several liability, notice of any and all advances of the Revolving Credit Loans made under this Credit Agreement and the Notes, notice of occurrence of any Default or

Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Credit Agreement or any of the other Loan Documents), or of any demand for any payment under this Credit Agreement, notice of any action at any time taken or omitted by the Administrative Agent, the Collateral Agent or the Lenders under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement and the other Loan Documents. The Domestic Borrower hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other entity or Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. The Domestic Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment, or place or manner for payment, compromise, refinancing, consolidation or renewals of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent, the Collateral Agent and the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement and the other Loan Documents, any and all other indulgences whatsoever by the Administrative Agent, the Collateral Agent and the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower or any other entity or Person primarily or secondarily liable for any Obligation. The Domestic Borrower further agrees that its Obligations shall not be released or discharged, in whole or in part, or otherwise affected by the adequacy of any rights which the Administrative Agent, the Collateral Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations, the impairment of any collateral security securing the Obligations, including, without limitation, the failure to protect or preserve any rights which the Administrative Agent, the Collateral Agent or any Lender may have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security, any other act or omission which might in any manner or to any extent vary the risk of the Domestic Borrower, or otherwise operate as a release or discharge of the Domestic Borrower, all of which may be done without notice to the Domestic Borrower; provided, however, that the foregoing shall in no way be deemed to create commercially unreasonable standards as to the Collateral Agent’s or the Administrative Agent’s duties as secured party under the Loan Documents (as such rights and duties are set forth therein). If for any reason any of the other Borrowers has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from any of the other Borrowers by reason of such other Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any reason, this Credit Agreement and the other Loan Documents to which it is a party shall nevertheless be binding on the Domestic Borrower to the same extent as if the Domestic Borrower at all times had been the sole obligor on such Obligations. Without limiting the generality of the foregoing, the Domestic Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent, the

Collateral Agent and the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this § 6.12, afford grounds for terminating, discharging or relieving the Domestic Borrower, in whole or in part, from any of its obligations under this § 6.12, it being the intention of the Domestic Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of the Domestic Borrower under this § 6.12 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this § 6.12 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any other Borrower, or any of the Lenders. The joint and several liability of the Domestic Borrower hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, ownership, membership, constitution or place of formation of any Borrower or the Lenders. The Domestic Borrower acknowledges and confirms that it has itself established its own adequate means of obtaining from each of the other Borrowers on a continuing basis all information desired by the Domestic Borrower concerning the financial condition of each of the other Borrowers and that the Domestic Borrower will look to each of the other Borrowers and not to the Administrative Agent, the Collateral Agent or any Lender in order for the Domestic Borrower to keep adequately informed of changes in each of the other Borrowers’ respective financial conditions.

(f) The provisions of this § 6.12 are made for the benefit of the Lenders, the Administrative Agent and the Collateral Agent and their respective permitted successors and assigns, and may be enforced by it or them from time to time against the Domestic Borrower as often as occasion therefor may arise and without requirement on the part of the Lenders, the Administrative Agent, the Collateral Agent or such successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this § 6.12 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender, the Administrative Agent or the Collateral Agent upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this § 6.12 will forthwith be reinstated in effect, as though such payment had not been made.

(g) Each of the Borrowers hereby agrees that it will not enforce any of its rights of reimbursement, contribution, subrogation or the like against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any of the Lenders, the Administrative Agent or the Collateral Agent with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been irrevocably paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lenders, the Administrative Agent or the Collateral Agent

hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(h) Each of the Borrowers hereby agrees that the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent and be paid over to the Administrative Agent for the pro rata accounts of the Lenders to be applied to repay the Obligations.

(i) Notwithstanding anything set forth in this Credit Agreement or any other Loan Document to the contrary, the Canadian Borrower shall not at any time be liable, directly or indirectly, for any portion of the Domestic Obligations (except to the extent that the Canadian Borrower is a primary obligor in respect of the Canadian Obligations) including, without limitation, the principal of the Domestic Loans or any interest thereon or fees, costs or expenses (including attorneys’ fees) payable with respect thereto (including any such amounts incurred by the Administrative Agent or any Lender in connection with the enforcement of the obligations of the Domestic Borrower under the Loan Documents in respect of the Domestic Obligations, or in connection with any settlement or workout in respect of the Domestic Obligations); nor shall the Canadian Borrower at any time be liable, directly or indirectly, for any indemnification obligations or consequential damages in respect of the Domestic Obligations, howsoever arising, whether pursuant to the terms hereof, by operation of law, or in equity.

7. COLLATERAL SECURITY AND GUARANTIES.

7.1. Security of the Domestic Borrower. The Obligations shall be secured by a perfected first priority security interest and pledge by the Domestic Borrower in all of the Equity Interests of each of its direct Subsidiaries (other than with respect to MSAL, the Annapolis Minority Shares) whether now owned or hereafter acquired, provided that the pledge of any Equity Interests in excess of 66% of any such Subsidiaries organized in any jurisdiction outside of the United States shall secure only the Canadian Obligations, pursuant to the terms of the Security Documents.

7.2. Guaranty and Security of the Guarantors. The Obligations shall also be guarantied on a joint and several basis pursuant to the terms of the Guaranty. The obligations of each Guarantor under the Guaranty shall in turn be secured by a perfected first priority security interest and pledge in (a) all of the Equity Interests of each of its direct U.S. Subsidiaries and (b) 66% of the Equity Interests of each of its direct Subsidiaries organized in any jurisdiction outside of the United States, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents.

8. REPRESENTATIONS AND WARRANTIES.

The Borrowers represent and warrant to the Lenders and the Administrative Agent as follows:

8.1. Corporate Authority.

8.1.1. Incorporation; Good Standing. Each of the Borrowers, the Guarantors and their Subsidiaries (a) is a corporation, limited partnership or limited liability company as shown on Schedule 8.19, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite powers to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation, limited partnership or limited liability company, as applicable, and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

8.1.2. Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which any of the Borrowers, the Guarantors or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate, limited partnership or limited liability company authority, as applicable, of such Person, (b) have been duly authorized by all necessary entity proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Borrowers, the Guarantors or any of their Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to, or any agreement or other instrument binding upon, any of the Borrowers, the Guarantors or any of their Subsidiaries, except for any such breach or contravention which could not reasonably be expected to have a Material Adverse Effect and (d) do not conflict with any provision of the Governing Documents of any of the Borrowers, the Guarantors or any of their Subsidiaries.

8.1.3. Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which any of the Borrowers, the Guarantors or any of their Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

8.2. Governmental Approvals. The execution, delivery and performance by the Borrowers, the Guarantors and their Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrowers, the Guarantors or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any Governmental Authority other than those already obtained and other than those as to which the failure to obtain such approval or consent could not reasonably be expected to have a Material Adverse Effect.

8.3. Title to Properties; Leases. Attached as Schedule 8.3 hereto is a complete and accurate list of Real Estate owned or leased by the Borrowers on the date hereof. The Borrowers and their Subsidiaries own or lease all of the assets reflected in the Audited Financials as of the Balance Sheet Date or acquired since that date, subject to no Liens or other rights of others, except Permitted Liens.

8.4. Financial Statements and Projections.

8.4.1. Fiscal Year; Fiscal Quarters. Each of the Borrowers, the Guarantors and their Subsidiaries has a fiscal year which ends on the Saturday closest to December 31 of each calendar year. The fiscal quarters of the Borrowers and their Subsidiaries end on the Saturday closest to March 31, June 30, September 30 and December 31 of each calendar year.

8.4.2. Financial Statements. There has been furnished to each of the Lenders the Audited Financials. To the best of the Borrowers’ knowledge, except as set forth on Schedule 8.4.2 hereto, the Audited Financials have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Borrowers and their Subsidiaries as at the dates thereof and the result of operations for the fiscal period then ended.

8.4.3. Projections. The projections of the annual operating budgets of the Borrowers and their Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the 2007 – 2012 fiscal years, copies of which have been delivered to each Lender, disclose all assumptions made with respect to general economic, financial and market conditions used in formulating such projections. To the knowledge of the Borrowers or any of their Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections. The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrowers of the results of operations and other information projected therein. There are no contingent liabilities of the Borrowers or their Subsidiaries as of the Closing Date involving material amounts, known to the officers of the Borrowers.

8.5. No Material Adverse Changes, etc. Since the Balance Sheet Date, to the knowledge of the Borrowers, there has been no event or occurrence (other than any event or occurrence identified in the 10-Q of MSSR for the fiscal quarter ending September 30, 2007 in respect of the price of MSSR’s stock which is on record with the SEC as of the Closing Date) which has had a material adverse effect on the Borrowers and their Subsidiaries taken as a whole.

8.6. Franchises, Patents, Copyrights, etc. Except as set forth on Schedule 8.6 hereto, the Borrowers and each of their Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, licenses (including liquor licenses) and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others.

8.7. Litigation. Except as set forth in Schedule 8.7 hereto, there are no actions, suits, proceedings or, to the knowledge of the Borrowers, investigations of any kind pending or, to the knowledge of the Borrowers, threatened against any of the Borrowers, the Guarantors or any of their Subsidiaries, that (a) if adversely determined, might, either in any case or in the aggregate, have a Material Adverse Effect, or (b) question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

8.8. Material Contracts; No Materially Adverse Contracts, etc. Except as set forth on Schedule 8.8 hereto, none of the Borrowers, the Guarantors or any of their Subsidiaries are party to, or after giving affect to any Acquisition, are obligated under, any Material Contracts. None of the Borrowers nor any of their Subsidiaries is subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Borrowers nor any of their Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrowers’ officers, to have any Material Adverse Effect.

8.9. Compliance with Other Instruments, Laws, etc. None of the Borrowers nor any of their Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could have a Material Adverse Effect. Any and all approvals by any federal, state or local liquor authority necessary for the continued operation of any Restaurant with full liquor service have been received and remain in full force and effect or alternative arrangements which are satisfactory to the Administrative Agent have been made in order to permit such continued operation, except where the failure thereof would not have a Material Adverse Effect.

8.10. Tax Status. The Borrowers and their Subsidiaries (a) have made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate in accordance with GAAP for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction other than claims being contested in good faith by appropriate proceedings for which no Lien has been imposed (other than Permitted Liens) and for which adequate reserves have been set aside in accordance with GAAP.

8.11. No Event of Default. No Default or Event of Default has occurred and is continuing.

8.12. Holding Company and Investment Company Acts. None of the Borrowers, the Guarantors or any of their Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 2005; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

8.13. Absence of Financing Statements, etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any assets or property of any of the Borrowers, the Guarantors or any of their Subsidiaries or any rights relating thereto, including assets acquired as part of any Acquisition and rights relating to such assets.

8.14. Perfection of Security Interest. All filings, assignments, pledges and deposits of documents or instruments have been made or will be made, and all other actions have been taken or will be taken that are necessary or advisable, under applicable law, to establish and perfect the Collateral Agent’s security interest in the Collateral. The Collateral and the Collateral Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses.

8.15. Certain Transactions. Except for the transactions listed on Schedule 8.15 and arm’s length transactions pursuant to which a Borrower or any of its Subsidiaries makes payments upon terms no less favorable than such Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of any of the Borrowers or any of their Subsidiaries or any Affiliate of a Borrower or any Subsidiary of a Borrower is presently a party to any transaction with any of the Borrowers or any of their Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

8.16. Employee Benefit Plans.

8.16.1. Domestic Employee Benefit Plans.

(a) Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and all Applicable Pension Legislation and, to the extent applicable, the Code, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. The Borrowers have heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statements required to be submitted under Section 103(d) of ERISA, with respect to each Guaranteed Pension Plan maintained or contributed to by MSAC II or any Subsidiary of MSAC II.

(b) Except as set forth on Schedule 8.16 hereto and except as would not reasonably be expected to have a Material Adverse Effect, no Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of Section 3(1) or Section 3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws.

(c) Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of Section 302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and none of the Borrowers nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrowers or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of thirty (30) days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of Section 4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

(d) None of the Borrowers nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. None of the Borrowers nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

8.16.2. Canadian Employee Benefit Plans.

(a) Except as set forth in Schedule 8.16 and as of the date hereof, the Canadian Borrower does not maintain or contribute to any plan governed by the Canadian Employee Benefits Legislation.

(b) Except as set forth in Schedule 8.16 and as of the date hereof, the Canadian Borrower does not have and is not subject to any present or future obligation or liability under any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan or policy, employee group insurance plan, program, policy or practice with respect to accrued vacation pay or overtime pay, formal or informal, and all accruals for unpaid vacation pay, overtime pay, premiums for unemployment insurance, health and welfare insurance premiums, Canadian Pension Plan premiums, accrued wages, salaries and commissions, severance pay and employee benefit plan payments have been reflected in the books and records of the Canadian Borrower.

(c) The Canadian Borrower does not have any material liabilities or any obligations whatsoever in respect of any retired or former Canadian Employee with respect to its Canadian Employees.

(d) Schedule 8.16 lists all the Canadian Employee Plans which are maintained or sponsored by the Canadian Borrower or to which it contributes or has an obligation to contribute existing as of the date hereof. All of the Canadian Employee Plans are and have been established, registered, qualified, invested and administered in all respects in accordance with all laws applicable to the Canadian Employee Plans. To the best knowledge of the Canadian Borrower, no fact or circumstance exists that could adversely affect the tax-exempt status of a Canadian Employee Plan.

(e) All obligations regarding the Canadian Employee Plans have been satisfied, there are no outstanding defaults or violations by any party to any Canadian Employee Plan and no taxes, penalties or fees are owing or eligible under any of the Canadian Employee Plans, except which could not reasonably be expected to result in a Material Adverse Change. As of the date hereof, each Canadian Employee Plan is fully funded or fully insured on both an ongoing and solvency basis pursuant to the actuarial assumptions and methodology set out in Schedule 8.16.

(f) Except as disclosed in Schedule 8.16,

(i) The Canadian Borrower is not a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting employees;

(ii) The Canadian Borrower is not a party to any application, complaint, grievance, arbitration, or other proceeding under any statute or under any collective agreement related to any Canadian Employee or the termination of any Canadian Employee and there is no complaint, inquiry or other investigation by any regulatory or other administrative authority or agency with regard to or in relation to any Canadian Employee or the termination of any Canadian Employee, except which could not reasonable be expected to result in a Material Adverse Change;

(iii) The Canadian Borrower has not engaged in any unfair labor practice, nor is the Canadian Borrower aware of any pending or threatened complaint regarding any alleged unfair labor practices;

(iv) There is no strike, labor dispute, work slow down or stoppage pending or threatened against any the Canadian Borrower and the Canadian Borrower is not currently the subject of any union organization effort or any labor negotiation.

(g) All contributions, assessments, fees, taxes, penalties or fines in relation to the Canadian Employees have been duly paid and there is no outstanding liability of any kind in relation to the employment of the Canadian Employees or the termination of employment of any Canadian Employee as of the date of this Agreement, except which could not reasonably be expected to result in a Material Adverse Change.

(h) The Canadian Borrower is in compliance with all requirements pursuant to the Canadian Employee Benefits Legislation and health and safety, employment insurance, protection of personal information and human rights laws.

(i) The Canadian Borrower has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada) all amounts required by applicable law to be withheld, including all payroll deductions required to be withheld, and, furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Canadian Borrower has remitted all contributions required pursuant to the Canada Pension Plan Act (Canada), provincial pension plan contributions, workers compensation assessments, employment insurance premiums, employer health taxes, municipal real estate taxes and other taxes payable under the Applicable Law by it (the “Statutory Lien Payments”) and has remitted such amounts to the proper Governmental Authority within the time required under applicable law except for Statutory Lien Payments that are not delinquent and are the subject of a Permitted Protest.

8.17. Use of Proceeds.

8.17.1. General. On the Closing Date, proceeds of the Revolving Credit Loans shall be used to (a) refinance all outstanding loans under the 2004 Credit Agreement, and (b) pay the fees and expenses associated with the execution of this Credit Agreement. After the Closing Date, all future Revolving Credit Loans shall be used to (A) finance Permitted Acquisitions, (B) make distributions to the Parents in an amount not to exceed $40,000,000 to permit MSSR to repurchase shares of common stock of MSSR, (C) finance the acquisition and/or construction of new Restaurants and to upgrade existing Restaurants, in each case in accordance with the terms hereof, and (D) for working capital and general corporate purposes. The Borrowers will obtain Letters of Credit solely for working capital and general corporate purposes.

8.17.2. Regulations U and X. Except as otherwise contemplated by § 8.17.1(B), no portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

8.17.3. Ineligible Securities. No portion of the proceeds of any Revolving Credit Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.

8.18. Environmental Compliance. Except as set forth on Schedule 8.18 hereto:

(a) none of the Borrowers, their Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act,The Canadian Environmental Protection Act, 1999, the British Columbia Environmental Management Act, the Transportation of Dangerous Goods Act (Canada), the Fisheries Act (Canada) or any federal, state, provincial, local, tribal or foreign law, statute, regulation, ordinance, by-law, code, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation would reasonably be expected to have a material adverse effect on the environment or a Material Adverse Effect;

(b) none of the Borrowers nor any of their Subsidiaries has received written notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, where such circumstances would reasonably be expected to have a Material Adverse Effect; (ii) that any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that any Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law, where such circumstances would reasonably be expected to have a Material Adverse Effect; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances where such circumstances would reasonably be expected to have a Material Adverse Effect;

(c) except as could not reasonably be expected to result in a Material Adverse Effect, (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and to the best of the Borrowers’ knowledge, no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Borrowers, their Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of any of the Borrowers or their Subsidiaries, which releases would reasonably be expected to have a Material Adverse Effect; and (iv) to the best of the Borrowers’ knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would reasonably be expected to have a Material Adverse Effect; and

(d) none of the Borrowers or their Subsidiaries, any Mortgaged Property or any of the other Real Estate is subject, as a result of the transactions contemplated hereby, to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any Mortgage or to the effectiveness of any other transactions contemplated hereby.

8.19. Subsidiaries, etc. Schedule 8.19, as such Schedule 8.19 may be updated from time to time in accordance with the provisions of §§ 9.4(e) and 9.14, sets forth all direct and indirect Subsidiaries of the Domestic Borrower, together with information on each of the Borrowers’ and their Subsidiaries’ (a) jurisdictions of incorporation or organization, (b) type of organization, (c) number and class of authorized and issued Equity Interests and the owners of all such issued Equity Interests, (d) tax identification numbers, (e) address of chief executive office, and (f) mailing address, if different from address of chief executive office. Except as set forth on Schedule 8.19 hereto or as otherwise permitted hereunder, neither of the Borrowers nor any of their Subsidiaries is engaged in any joint venture or partnership with any other Person.

8.20. Bank Accounts. Schedule 8.20, as such Schedule 8.20 may be updated from time to time in accordance with the provisions of § 9.5.5, sets forth the account numbers and location of all bank accounts of each Borrower and its Subsidiaries.

8.21. Solvency. Both before and after giving effect to the execution, delivery and performance of this Credit Agreement and the other Loan Documents, the Borrowers and their Subsidiaries, on a consolidated basis, are Solvent. As used herein, “Solvent” shall mean that each of the Borrowers and their Subsidiaries (i) have assets having a fair value in excess of their liabilities, (ii) have assets having a fair value in excess of the amount required to pay their liabilities on existing debts as such debts become absolute and mature, and (iii) have, and expect to continue to have, access to adequate capital for the conduct of their business and the ability to pay their debts from time to time incurred in connection with the operation of their business as such debts mature.

8.22. Restaurants. Schedule 8.22, as such Schedule 8.22 may be updated from time to time in accordance with § 9.13, sets forth, as of the Closing Date, the names and addresses of each Restaurant and identifies, as of the Closing Date, which of those Restaurants are operated and/or managed under a franchise agreement or restaurant management agreement by any of the Borrowers or any of their Subsidiaries (whether as franchisor and a franchisee, in the case of a franchise agreement).

8.23. Franchise Agreements. The Borrowers have delivered to the Administrative Agent true and complete copies of any Franchise Agreements to which any of the Borrowers or any of their Subsidiaries is party.

8.24. Leases. Except as set forth on Schedule 8.24 hereto, neither the execution, delivery and performance of this Credit Agreement nor the other Loan Documents to which any of the Borrowers, the Guarantors or any of their Subsidiaries is a party, including the pledge by each Borrower and each Guarantor of all of the issued and outstanding Equity Interest of each Subsidiary thereof and the exercise by the Collateral Agent of its rights to take possession of, or otherwise control, such Equity Interests, will create a default under any Real Estate lease under which any of the Borrowers or any of their Subsidiaries is presently a lessee or sublessee, which is likely to have a Material Adverse Effect.

8.25. Disclosure. None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Borrowers or any of their Subsidiaries in the case of any document or information not furnished by the Borrower or any of their Subsidiaries) necessary, in light of the circumstances in which they are made, in order to make the statements herein or therein not misleading. There is no fact known to the Borrowers or any of their Subsidiaries which has a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

8.26. Compliance with OFAC Rules and Regulations. Neither of the Borrowers, nor any Subsidiary of such Borrower or, to either Borrower’s knowledge, any Affiliate of a Borrower (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Countries, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

8.27. Foreign Assets Control Regulation, Etc. Neither of the Borrowers nor any Subsidiary of such Borrower is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither of the Borrowers nor any or any Subsidiary of such Borrower is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. No Borrower nor any Subsidiary of any Borrower (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of each Borrower’s knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

9. AFFIRMATIVE COVENANTS.

Each of the Borrowers covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Revolving Credit Loan or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:

9.1. Punctual Payment. The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Revolving Credit Loans, all Reimbursement Obligations, the Fees and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrowers or any of their Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

9.2. Maintenance of Office. Each of the Borrowers will, and will cause each of its Subsidiaries to, maintain its chief executive office at the location identified in Schedule 8.19, or at such other place in the United States of America as such Person shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon such Person in respect of the Loan Documents to which such Person is a party may be given or made.

9.3. Records and Accounts. Each of the Borrowers will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which complete, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage PricewaterhouseCoopers, or any other nationally recognized accounting firm, or any other independent certified public accountants reasonably satisfactory to the Required Lenders as the independent certified public accountants of the Borrowers and their Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Borrowers and their Subsidiaries and the appointment in such capacity of such successor firm.

9.4. Financial Statements, Certificates and Information. The Borrowers will deliver to each of the Lenders and the Administrative Agent:

(a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrowers, the consolidated balance sheet of MSSR and its Subsidiaries as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, and certified, without qualification and without an expression of uncertainty as to the ability of MSSR or any of its Subsidiaries to continue as going concerns, by PricewaterhouseCoopers, any other nationally recognized accounting firm, or by other independent certified public accountants reasonably satisfactory to the Required Lenders;

(b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrowers, copies of the unaudited consolidated balance sheet of MSSR and its Subsidiaries as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for such fiscal quarter and the portion of such Persons’ fiscal year then elapsed, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year and the comparisons to projections for such period, all in reasonable detail and prepared in accordance with GAAP (subject to year-end adjustments and footnote information required by GAAP), together with a certification by the principal financial or accounting officer of MSSR that the information contained in such financial statements fairly presents in all material respects the financial position of MSSR and its Subsidiaries on the date thereof (subject to year-end adjustments and footnote information required by GAAP);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrowers in substantially the form of Exhibit C hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in § 11 and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;

(d) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or, sent to the equity holders of any Borrower or any Guarantor;

(e) within sixty (60) days after the beginning of each fiscal year of the Borrowers and, if a Default or Event of Default shall have occurred and be continuing, from time to time upon the request of the Administrative Agent, projections and budgets (balance sheet, income statement and cash flow statement) of the Borrowers and their Subsidiaries organized for the next fiscal year on a quarter-by-quarter basis updating those projections delivered to the Lenders and referred to in § 8.4.3 or, if applicable, updating any later such projections delivered in response to a request pursuant to this § 9.4(e) and simultaneously therewith updated Schedules 8.19 and 8.22, which Schedules shall be correct and complete as of the date delivered to the Administrative Agent;

(f) from time to time such other financial data and information (including accountants, management letters) as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to § 9.4(a) or § 9.4(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 17.8; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (a) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (b) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by this § 9.4 to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in § 17.5); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

9.5. Notices.

9.5.1. Defaults. The Borrowers will notify the Administrative Agent and each of the Lenders in writing of the occurrence of any Default or Event of Default promptly upon becoming aware thereof, together with a reasonably detailed description thereof, and the actions the Borrowers propose to take with respect thereto. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which any of the Borrowers or any of their Subsidiaries is a party or obligor in excess of $1,000,000, whether as principal, guarantor, surety or otherwise, the Borrowers shall forthwith give written notice thereof to the Administrative Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

9.5.2. Environmental Events. The Borrowers will promptly give notice to the Administrative Agent (a) of any violation of any Environmental Law that the Borrowers or any of their Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority where such violation could reasonably be expected to have a Material Adverse Effect, and (b) upon becoming aware of any inquiry, proceeding, investigation, or other action, including a written notice from any agency of potential environmental liability, of any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

9.5.3. Notification of Claim against Collateral. The Borrowers will, immediately upon becoming aware thereof, notify the Administrative Agent in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any material portion of the Collateral, or the Administrative Agent’s rights with respect to such Collateral, are subject.

9.5.4. Notice of Litigation and Judgments. The Borrowers will, and will cause each of their Subsidiaries to, give notice to the Administrative Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any of the Borrowers or any of their Subsidiaries or to which any of the Borrowers or any of their Subsidiaries is or becomes a party involving an uninsured claim against any of the Borrowers or any of their Subsidiaries that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrowers will, and will cause each of their Subsidiaries to, give notice to the Administrative Agent, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against any of the Borrowers or any of their Subsidiaries in an amount in excess of $1,000,000.

9.5.5. Notice of Bank Accounts. The Borrowers will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent in writing of any such Person creating or opening any additional bank accounts simultaneously with the delivery of the financial statements referred to in § 9.4(b) but in any event no later than one month after the opening of such account. In such event, upon receipt by the Administrative Agent of such notice, Schedule 8.20 shall be deemed to have been amended to include each such new bank account set forth in such notice.

9.6. Legal Existence; Maintenance of Properties. Each of the Borrowers will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries. Each of the Borrowers (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of such Borrower may be necessary so that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this § 9.6 shall prevent any of the Borrowers from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of such Borrower, desirable in the conduct of its or their business and that do not in the aggregate have a Material Adverse Effect.

9.7. Insurance. Each of the Borrowers will, and will cause each of their Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent. Without limiting the foregoing, (a) such insurance shall be in such minimum amounts that such Person will not be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise shall be in such amounts, contain such terms, be in such forms and be for such periods as may be reasonably satisfactory to the Administrative Agent, and (b) each such Person will (i) keep all of its physical property insured with casualty or physical hazard insurance on an “all risks” basis, with flood and earthquake coverages if available at commercially reasonable rates and to the extent that a given property lies within either a flood and/or an earthquake zone, as applicable, and electronic data processing coverage, with a full replacement cost endorsement and an “agreed amount” clause in an amount equal to one hundred percent (100%) of the full replacement cost of such property, subject to aggregate sublimits for flood and earthquake equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, (ii) maintain all such workers’ compensation or similar insurance as may be required by law and (iii) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring, on, in or about the properties of such Person; and business interruption insurance. The Borrowers shall furnish to the Administrative Agent, on an annual basis within thirty (30) days after the end of each fiscal year, certificates of insurance and policies evidencing compliance with the foregoing insurance provisions.

9.8. Taxes. The Borrowers will, and will cause each of their Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it, its Real Estate, its sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid would by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower or such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto; and provided, further, that the Borrowers and each of their Subsidiaries will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor, unless such proceedings are stayed at the time of determination.

9.9. Inspection of Properties and Books, etc.

9.9.1. General. No more frequently than once during any fiscal quarter or, if a Default or Event of Default shall have occurred and be continuing, from time to time upon the request of the Administrative Agent or any Lender, each of the Borrowers shall permit the Lenders, through the Administrative Agent or any of the Lenders’ other designated representatives, to visit and inspect any of the properties of such Borrower or any of its Subsidiaries, to examine the books of account of such Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom unless and to the extent that a confidentiality agreement with an unaffiliated third party to which such Borrower or such Subsidiary is bound would otherwise prohibit such disclosure, in which case such Borrower or such Subsidiary agrees to use commercially reasonable efforts to obtain the consent of such Person to such disclosure), and to discuss the affairs, finances and accounts of such Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all upon reasonable prior notice during normal business hours at such reasonable times as the Administrative Agent or any Lender may reasonably request.

9.9.2. Communications with Accountants. The Borrowers authorize the Administrative Agent and, if accompanied by the Administrative Agent, the Lenders to communicate directly with the Borrowers’ independent certified public accountants and authorizes such accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrowers or any of their Subsidiaries to the extent prepared for the Borrowers. At the reasonable request of the Administrative Agent, the Borrowers shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this § 9.9.2.

9.10. Compliance with Laws, Contracts, Licenses, and Permits. Each of the Borrowers will, and will cause each of their Subsidiaries to, comply in all material respects with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its Governing Documents, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrowers or any of their Subsidiaries may fulfill any of their obligations hereunder or any of the other Loan Documents to which any Borrower or such Subsidiary is a party, the Borrowers will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrowers or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof. Without limiting the foregoing, each of the Borrowers will, and will cause each of its Subsidiaries to, obtain any and all approvals by any federal, state or local liquor authority necessary for the continued operation at all times of any Restaurant operated by the Borrowers or their Subsidiaries with full liquor service unless the failure to obtain such approvals would not have a Material Adverse Effect.

9.11. Employee Benefit Plans. The Borrowers will (a) promptly upon request of the Administrative Agent, upon filing the same with the Department of Labor or Internal Revenue Service, provide to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under Section 103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, and (b) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§ 302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§ 4041A, 4202, 4219, 4242, or 4245 of ERISA.

9.12. Use of Proceeds. The Borrowers will use the proceeds of the Revolving Credit Loans and obtain Letters of Credit solely for the purposes set forth in § 8.17.1.

9.13. Conduct of Business; Restaurants. The Borrowers will, and will cause each of their Subsidiaries to, continue to engage only in the business of owning, operating and (subject to the consent of the Administrative Agent, such consent not to be unreasonably withheld) managing full-service restaurants which (other than the managed restaurants) operate using the restaurant concepts used by the Borrowers on the Closing Date, and in businesses and activities reasonably related thereto. The Borrowers shall deliver to each of the Lenders and the Administrative Agent an updated Schedule 8.22 reflecting any new Restaurant locations simultaneously with the delivery of the financial statements referred to in § 9.4(a). MSSR will continue to engage only in the business of owning the Equity Interests of MSAC II and its Subsidiaries and shall not own any assets other than the Equity Interests of MSAC II and its Subsidiaries. MSAC II will continue to engage only in the business of owning the Equity Interests of the Domestic Borrower and its Subsidiaries and shall not own any assets other than the Equity Interests of the Domestic Borrower and its Subsidiaries.

9.14. Additional Subsidiaries. In the event that, after the date hereof, the Borrowers or any of their Subsidiaries creates, acquires or merges with or into any new Subsidiary, (a) any such new Subsidiary shall, concurrently with such event or as soon as practicable thereafter, execute and deliver to the Administrative Agent an instrument of joinder and accession, in form and substance satisfactory to the Administrative Agent, pursuant to which such new Subsidiary shall join the Guaranty or Canadian Guaranty, as applicable, as a Guarantor and if such new Subsidiary holds Equity Interests of a Subsidiary, the relevant Guarantor Pledge Documents as a pledgor of such Equity Interests thereunder as if such new Subsidiary was an original signatory thereto, provided that any such new Canadian Subsidiary shall not be obligated to join the Canadian Guaranty as a Guarantor as provided herein so long as any and all Investments made by the Borrowers and any of their respective Subsidiaries in such new Canadian Subsidiary would be permitted under § 10.3(k) hereof, and (b) the Borrowers and/or such new Subsidiary (as the case may be) shall deliver such other instruments and documents as the Administrative Agent may reasonably require including, without limitation and each in form and substance reasonably satisfactory to the Administrative Agent, Uniform Commercial Code financing statements and stock or other certificates representing all of the issued and outstanding Equity Interests of such new Subsidiary, with accompanying stock powers or other instruments of transfer duly executed in blank, in each case required to be executed or delivered pursuant to such Security Documents in order to grant to or maintain the Collateral Agent’s first priority perfected security interest in and to the assets of and the Equity Interests issued by such new Subsidiaries. Further, contemporaneously with the formation or acquisition of such new Subsidiary, the Borrowers and/or such new Subsidiary shall execute and/or deliver to the Administrative Agent or the Collateral Agent such other documentation as the Administrative Agent or Collateral Agent may reasonably request in furtherance of the intent of this § 9.14, including without limitation an updated Schedule 8.19 hereto and documentation of the type required to be supplied by the Borrowers and their Subsidiaries as a condition precedent to the initial Revolving Credit Loans made hereunder pursuant to § 12, as applicable to such new Subsidiary.

9.15. Further Assurances. The Borrowers will, and will cause each of its Subsidiaries to, cooperate with the Lenders, the Administrative Agent and the Collateral Agent and execute such further instruments and documents as the Lenders, the Administrative Agent or the Collateral Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

10. CERTAIN NEGATIVE COVENANTS.

The Borrowers covenant and agree that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Revolving Credit Loan or the Administrative Agent has any obligations to issue, extend or renew any Letters of Credit:

10.1. Restrictions on Indebtedness. None of the Borrowers will, nor will permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to the Lenders and the Administrative Agent arising under any of the Loan Documents;

(b) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(c) Indebtedness incurred in connection with the acquisition of any real or personal property by such Borrower or such Subsidiary or under any Capitalized Lease, and any refinancings, renewals and replacements thereof which contain terms no more onerous to the Borrowers than the Indebtedness so refinanced, renewed or replaced, provided that the aggregate principal amount of such Indebtedness (including any such Indebtedness outstanding on the Closing Date) of all of the Borrowers and their Subsidiaries shall not exceed the aggregate amount of $10,000,000 at any one time;

(d) Indebtedness in respect of interest rate agreements, swaps or similar arrangements entered into to protect the Borrowers from changes in interest rates and not for speculative purposes;

(e) Indebtedness not otherwise permitted by this § 10.1 existing on the Closing Date and listed and described on Schedule 10.1 hereto and any refinancings thereof not to exceed such original principal amount and on terms and conditions substantially similar thereto; and

(f)(i) Indebtedness evidenced by the Intercompany Canadian Loan Documents in an outstanding aggregate amount not to exceed $20,000,000 at any time during the term of this Credit Agreement, provided that on or following the Closing Date no incurrence of Indebtedness shall be permitted hereunder under the Intercompany Canadian Loan Documents if a Default or Event of Default is then continuing or would result therefrom, and (ii)(A) Indebtedness of the Domestic Borrower or any U.S. Subsidiary Guarantor owing to the Canadian Borrower, (B) Indebtedness of any Subsidiary of the Canadian Borrower that is a Guarantor owing to the Canadian Borrower, and (C) Indebtedness of any U.S. Subsidiary Guarantor owing to the Domestic Borrower or to any other U.S. Subsidiary Guarantor, provided that all such intercompany Indebtedness identified in clauses (A), (B) and (C) herein shall be subordinated to the Obligations on terms satisfactory to the Administrative Agent;

(g) guarantees by a Borrower or a Subsidiary of a Borrower of Indebtedness otherwise permitted under this § 10.1; and

(h) other unsecured Indebtedness not otherwise permitted hereunder in an aggregate principal amount of $10,000,000, provided that no Default or Event of Default has occurred and is continuing at the time of the incurrence of such unsecured Indebtedness or would result after giving effect thereto.

10.2. Restrictions on Liens.

10.2.1. Permitted Liens. None of the Borrowers will, nor will permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned, leased or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist any claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness,” with or without recourse; provided that the Borrowers or any of their Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(i) Liens to secure claims in respect of taxes, assessments and other government charges in respect of obligations not overdue or which are being contested in good faith or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue or which are being contested in good faith and for which adequate reserves have been set aside in accordance with GAAP;

(ii) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations, statutory obligations, insurance contracts, performance bonds issued in the ordinary course of business and other similar obligations;

(iii) Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which such Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review and for which adequate reserves have been set aside in accordance with GAAP;

(iv) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties in existence in respect of obligations not overdue or which are being contested in good faith and for which adequate reserves have been set aside in accordance with GAAP;

(v) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens, liens that would be disclosed by an accurate survey, and other minor Liens, provided that none of such Liens (A) interferes materially and adversely with the use of the property affected in the ordinary conduct of the business of the Borrowers and their Subsidiaries, and (B) individually or in the aggregate have a Material Adverse Effect;

(vi) Liens existing on the Closing Date and listed on Schedule 10.2 hereto;

(vii) purchase money security interests in or purchase money mortgages on real or personal property acquired (in the case of purchase money security interests) or leased (in the case of Capitalized Leases) to secure purchase money Indebtedness or Capitalized Leases of the type and amount permitted by § 10.1(c), incurred in connection with the acquisition or lease of such property, which security interests or mortgages cover only the real or personal property so acquired or leased;

(viii) Liens in favor of the Collateral Agent for the benefit of the Lenders and the Administrative Agent or the Collateral Agent under the Loan Documents and any Interest Rate Agreements;

(ix) Liens which replace Liens otherwise permitted hereunder so long as (i) such replacement Liens do not secure Indebtedness in an amount in excess of the amount of the original Indebtedness secured thereby and (ii) such Liens encumber no more than the assets encumbered by the Liens replaced thereby;

(x) claims and demands of the type specified in clause (d) above to the extent such claims or demands are not otherwise permitted pursuant to this § 10.2.1 if and to the extent such claims or demands (x) are not matured or due and payable or (y) are being actively contested in good faith and for which adequate reserves have been set aside in accordance with GAAP and; provided that any such claim or demand outstanding for more than ninety (90) days after the date on which it became due and payable does not exceed $5,000,000; and

(xi) licenses of intellectual property granted in the ordinary course of business.

10.2.2. Restrictions on Negative Pledges and Upstream Limitations. None of the Borrowers will, nor will permit any of its Subsidiaries to, (a) enter into or permit to exist any arrangement or agreement (excluding the Credit Agreement and the other Loan Documents) which directly or indirectly prohibits such Borrower or any of its Subsidiaries from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of its Subsidiaries whether now owned or hereafter acquired, or (b) enter into any agreement, contract or arrangement (excluding the Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary of such Borrower to pay or make dividends or distributions in cash or kind to the Borrowers, to make loans, advances or other payments of whatsoever nature to the Borrowers, or to make transfers or distributions of all or any part of its assets to the Borrowers; in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under § 10.2.1 or are Investments permitted pursuant to § 10.3(k); and (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by the Borrower or such Subsidiary in the ordinary course of its business.

10.3. Restrictions on Investments. None of the Borrowers will, nor will permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a) Cash Equivalents;

(b) Investments existing on the Closing Date and listed on Schedule 10.3 hereto;

(c) Investments with respect to Indebtedness permitted by § 10.1(f) or (g) so long as such entities remain (i) a Borrower or (ii) a Subsidiary of a Borrower, as the case may be;

(d) Investments consisting of (i) Investments by a Borrower in the Domestic Borrower or in any U.S. Subsidiary Guarantor or (ii) Investments by the Canadian Borrower in a Canadian Subsidiary that is a Guarantor, including, in each case, Investments effected as a result of the transfer of assets between Borrowers permitted pursuant to § 10.5.2(a)(iii);

(e) Investments consisting of promissory notes received as proceeds of asset dispositions permitted by § 10.5.2; provided that the aggregate value of such promissory notes received in connection with any such asset disposition shall not exceed fifty percent (50%) of the aggregate value of the proceeds of such asset disposition;

(f) Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $250,000 in the aggregate at any time outstanding;

(g) securities (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(h) Investments consisting of Capitalized Leases permitted hereunder;

(i) Investments consisting of Interest Rate Agreements entered into by any Borrower to protect the Borrowers from changes in interest rates and not for speculative purposes;

(j) Investments consisting of performance bonds or advance payment bonds, in each case issued in the ordinary course of business; and

(k) Investments in any Person (other than a Borrower or a Guarantor), or in respect of any license or lease, and reasonably related to the core business of any Borrower, Parent, or Subsidiary, in an aggregate amount at any one time outstanding not to exceed $2,500,000.

10.4. Restricted Payments. None of the Borrowers will, nor will permit any of its Subsidiaries to, make any Restricted Payments, other than:

(a) Distributions by the Canadian Borrower to the Domestic Borrower or by any Subsidiary of a Borrower to such Borrower;

(b) payments by the Borrowers to MSAC II to enable MSAC II to pay costs and expenses incurred in the ordinary course of business as a holding company, including, without limitation, payment of administrative costs and expenses; provided that (A) the aggregate amount of all such amounts payable in any fiscal year of the Borrowers under this subparagraph (b) shall not exceed $500,000 plus reasonable board fees payable to members of the board of directors of the Parents, or the Borrowers who are not part of the management of the Borrowers or a Parent and reasonable out of pocket expenses incurred by members of the board of directors or observers of the Parents or the Borrowers and (B) the Administrative Agent shall have received a Compliance Certificate for the Reference Period most recently ended;

(c) payments by the Borrowers to the Parents to permit the Parents to pay federal and state income taxes, franchise taxes and other similar licensing expenses incurred in the ordinary course of business which are owed or payable by the Parents and which are attributable to the Domestic Borrower and its Subsidiaries; and

(d) Distributions by the Domestic Borrower to its Parent in an aggregate amount not to exceed $40,000,000 during the term of this Credit Agreement, solely for the purpose of enabling Parent to make distributions to MSSR to enable MSSR to purchase its publicly traded stock at such price as may be quoted from time to time on NASDAQ, provided that at least three Business Days prior to the date any such Distributions is made by the Domestic Borrower, the Domestic Borrower shall deliver to the Administrative Agent a certificate signed by an authorized officer of the Domestic Borrower certifying that no Default or Event of Default then exists or would occur after giving effect to such Distribution, such certificate to be in form and substance satisfactory to the Administrative Agent.

In furtherance of the foregoing, the Borrowers shall not make any Restricted Payments, and the Parents shall not accept any Restricted Payments, if such payments would be used to redeem or prepay the principal amount of any Indebtedness of either Parent.

10.5. Mergers; Disposition of Assets; Acquisitions.

10.5.1. Mergers. None of the Borrowers will, nor will permit any of its Subsidiaries to, become a party to any merger, amalgamation or consolidation except (a) the merger or consolidation of one (1) or more Canadian Subsidiaries of a Borrower with and into another Canadian Subsidiary of such Borrower; provided that (i) if the Canadian Borrower is a party to such merger, the surviving entity is the Canadian Borrower or (ii) if the Canadian Borrower is not a party to such merger, the surviving entity is a Subsidiary Guarantor with respect to the Canadian Obligations, (b) the merger or consolidation of one (1) or more U.S. Subsidiaries of the Domestic Borrower with and into the Domestic

Borrower; provided that the Domestic Borrower is the surviving entity, (c) the merger or consolidation of one (1) or more U.S. Subsidiaries of the Domestic Borrower with and into another U.S. Subsidiary of the Domestic Borrower; provided that the surviving entity is a Subsidiary Guarantor with respect to the Obligations, (d) the merger or consolidation of one (1) or more U.S. Subsidiaries of the Domestic Borrower with and into a Person that is not the Domestic Borrower or a U.S. Subsidiary of the Domestic Borrower; provided that, (i) such merger, amalgamation or consolidation is a Permitted Acquisition, (ii) in each case where the resulting entity is not already a U.S. Subsidiary of a Borrower, such resulting entity shall become a U.S. Subsidiary of the Domestic Borrower and a Subsidiary Guarantor and the provisions of § 9.14 shall otherwise be complied with in connection therewith, and (iii) in each case the Equity Interests of such entity shall be pledged to secure the Obligations as set forth in § 9.14, or (e) the merger or consolidation of one (1) or more Canadian Subsidiaries of a Borrower with and into a Person that is not the Domestic Borrower or a U.S. Subsidiary of the Domestic Borrower; provided that, (i) such merger, amalgamation or consolidation is a Permitted Acquisition, (ii) in each case where the resulting entity is not already a Subsidiary of a Borrower, such resulting entity shall become a Subsidiary of a Borrower and a Subsidiary Guarantor and the provisions of § 9.14 shall otherwise be complied with in connection therewith, and (iii) in each case the Equity Interests of such entity shall be pledged to secure the Obligations or the Canadian Obligations as required by § 9.14.

10.5.2. Disposition of Assets. None of the Borrowers will, nor will permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets (excluding any disposition included in the definition of “Casualty Event”), other than

(a)(i) the sale of inventory or licensing of intellectual property in the ordinary course of business and the disposition of obsolete assets, (ii) the disposition of property as part of a sale and leaseback transaction permitted under § 10.6 consistent with past practices, and (iii) assignments, dispositions or transfers by a Subsidiary to the Domestic Borrower or a U.S. Subsidiary or by the Canadian Borrower or a Canadian Subsidiary to another Canadian Subsidiary, of any rights, property, Indebtedness, business or other asset of the Borrower (whether tangible or intangible and including, without limitation, membership interests and goodwill), together with any liability associated therewith; provided that the Borrowers (A) provide at least thirty (30) days prior written notice to the Administrative Agent (or such lesser period as may be consented to by the Administrative Agent) and (B) with respect to any Equity Interests required to be pledged to the Collateral Agent on behalf of the Lenders in accordance with § 7 hereto, execute and deliver Security Documents and such further instruments, if and to the extent requested by the Administrative Agent or the Collateral Agent, in form and substance satisfactory to the Administrative Agent, and do, or cause to be done, such further acts as may be necessary or proper in the opinion of the Administrative Agent or the Collateral Agent to evidence, continue, preserve and perfect the security for the Obligations provided by the Borrowers or the Guarantors, as applicable. Nothing in this § 10.5.2 is intended to prohibit any Borrower or any of the their Subsidiaries from conditionally agreeing to dispose of any assets subject to the prior approval of the Lenders required by § 17.14 if (x) such Borrower or Subsidiary will not be subject to any penalties in connection with such agreement in the event that the Lenders required by § 17.14 do not consent to such disposition or (y) such disposition is contingent upon the prior or simultaneous repayment of all of the Obligations hereunder. The Collateral Agent may release any Collateral disposed of by the Borrower or any Subsidiary of any Borrower if such disposition is in compliance with this § 10.5.2 and otherwise in accordance with the terms hereof.

(b) Asset Sales resulting in Net Cash Sale Proceeds that do not exceed either (i) $7,500,000 for any one transaction, or (ii) $15,000,000 in the aggregate from the Closing Date up to and including the Maturity Date, so long as the applicable Borrower or Subsidiary shall have reinvested such Net Cash Sale Proceeds within 270 days after receipt thereof (the “Reinvestment Period”), or shall have used such proceeds to repay or prepay the Obligations pursuant to §§ 2.6.2 and 2.6.3 or § 4.1; provided that, if within such 270-day period after receipt of such proceeds by the Borrowers, the Borrowers enter into an agreement pursuant to which such reinvestment shall be made, a copy of which shall be provided to the Administrative Agent, then the Borrowers shall not be required to prepay the Revolving Credit Loans pursuant to § 4.1 but shall in any event comply with § 4.3; provided, further, that if the applicable Borrower or Subsidiary shall make a cash expenditure for the purpose of purchasing or leasing any asset during the ninety (90) day period immediately preceding the date that Net Cash Sale Proceeds are received by the applicable Borrower or Subsidiary, then any Net Cash Sale Proceeds shall be deemed to have been reinvested during the Reinvestment Period for purposes of this Agreement.

10.5.3. Acquisitions. None of the Borrowers will, nor will permit any of its Subsidiaries to, agree to or effect any asset acquisition or stock acquisition except (a) Growth Capital Expenditures permitted pursuant to § 11.3, (b) Maintenance Capital Expenditures incurred in the ordinary course of business to maintain the assets of such Borrower and its Subsidiaries or to insure compliance with applicable laws and regulations, (c) the acquisition of inventory, equipment, furnishings and other similar assets (not including Restaurants or real property) in the ordinary course of business consistent with past practices, (d) acquisitions by a Borrower effected as a result of the transfer of assets or obligations between Borrowers permitted pursuant to § 10.5.2(a)(iii) and (e) Permitted Acquisitions.

10.6. Sale and Leaseback. None of the Borrowers will, nor will permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby any Borrower or any of its Subsidiaries shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that such Borrower or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred; provided that, so long as no Default or Event of Default has occurred and is continuing, the Borrowers and their Subsidiaries may enter into sale and leaseback transactions with respect to property and equipment in an aggregate amount not to exceed $7,500,000 during the period from the Closing Date through to the Maturity Date; and provided, further, that (a) the terms of the sale as such are comparable to terms which could be obtained in an arms length sale among unaffiliated parties not involving a sale and leaseback transaction, (b) the terms of the lease as such are comparable to terms which could be obtained in an arms length commercial operating lease among unaffiliated parties and (c) the proceeds of such sale and leaseback transaction are applied in accordance with § 4.1.

10.7. Compliance with Environmental Laws. None of the Borrowers will, nor will permit any of its Subsidiaries to, other than in compliance with all applicable Environmental Laws except where the failure to do so would not result in a Material Adverse Effect (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law.

10.8. Employee Benefit Plans. No Borrower nor any ERISA Affiliate will:

(a) engage in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which could reasonably be expected to result in a material liability for the Borrowers or any of their Subsidiaries; or

(b) permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in Section 302 of ERISA, whether or not such deficiency is or may be waived; or

(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which could reasonably be expected to result in the imposition of a lien or encumbrance on the assets of the Borrowers or any of their Subsidiaries pursuant to Section 302(f) or Section 4068 of ERISA; or

(d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code by any of the Borrowers;

(e) permit or take any action which would result in the aggregate benefit liabilities (within the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities by more than $500,000; or

(f) permit or take any action which would contravene any Applicable Pension Legislation, except to the extent that any such action could not reasonably be expected to have a Material Adverse Effect.

10.9. Business Activities. Neither of the Borrowers will, nor will permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by the Borrowers and their Subsidiaries immediately prior to the Closing Date and operating and (subject to the consent of the Administrative Agent, such consent not to be unreasonably withheld) managing full-service restaurants which (other than the managed restaurants) operate using the restaurant concepts used by the Borrowers on the Closing Date, and, in each case, in related businesses.

10.10. Fiscal Year; Fiscal Quarters. Neither of the Borrowers will, nor will permit any of its Subsidiaries to, change the date of the end of its fiscal year or fiscal quarters from those set forth in § 8.4.1.

10.11. Transactions with Affiliates. Neither of the Borrowers will, nor will permit any of its Subsidiaries to, engage in any transaction with any Affiliate or any officer, director or employee of an Affiliate, (other than for services as employees, officers and directors or transactions with other Borrowers or any Subsidiary of the Borrower), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person or, to the knowledge of such Borrower, any corporation, partnership, trust or other entity in which any such Person has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis; provided that so long as no Default or Event of Default has occurred and is continuing, the foregoing restriction shall not apply to payments permitted under § 10.4(b) and (c). The Borrowers shall not pay any fees to members of the board of directors other than reasonable fees payable to outside non-affiliated board members of the board of directors who are not part of the management of the Borrowers.

10.12. Franchises. Neither of the Borrowers will, nor will permit any of its Subsidiaries to, enter into any Franchise Agreement as a franchisor.

10.13. Capitalization. Neither of the Borrowers will issue any Equity Interests having debt-like features such as mandatory cash dividends, mandatory redemption provisions or other provisions which create monetary obligations on such Borrower that become due and payable in cash during a period when any Revolving Credit Loans or Letters of Credit are outstanding or any Commitments are outstanding.

11. FINANCIAL COVENANTS.

The Borrowers covenant and agree that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Revolving Credit Loan or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:

11.1. Adjusted Leverage Ratio. As at the end of any fiscal quarter occurring after the Closing Date, the Adjusted Leverage Ratio for the Reference Period then ended shall not exceed the ratio set forth opposite such fiscal quarter in such table (the “Scheduled Adjusted Leverage Ratio”):

Fiscal Quarter	Scheduled Adjusted Leverage Ratio
Closing Date through FQ3 2008	4.50:1.00
FQ4 2008 through FQ3 2009	4.25:1.00
FQ4 2009 and thereafter	4.00:1.00

provided that, if immediately prior to a Material Acquisition and without giving effect thereto the Borrower had a compliance cushion of at least 0.25x in respect of the Maximum Adjusted Leverage Ratio for the then most recently ended Reference Period (the “Immediately Preceding Reference Period”), then the amount of the Maximum Adjusted Leverage Ratio for each Reference Period ending after the date of the Material Acquisition will be increased by a Step-Up Amount, if necessary, provided that the Maximum Adjusted Leverage Ratio after adding all Step-Up Amounts thereto may never exceed the Scheduled Adjusted Leverage Ratio which would otherwise apply plus 0.50x, and provided, further that, if a Material Acquisition occurs and as a result of the Step-Up Amount adjustment contemplated hereby, the Maximum Adjusted Leverage Ratio after giving effect to any such Step Up Amount exceeds 4.00:1.00 for any Reference Period ending on or after FQ4 2009, then on the last day of FQ4 of each Fiscal year thereafter, the Maximum Adjusted Leverage Ratio shall be decreased by the lesser of (a) 0.25, or (b) the difference between the Maximum Adjusted Leverage Ratio then in effect and 4.00:1.00.

11.2. Consolidated Fixed Charge Coverage Ratio. As at the end of any fiscal quarter referenced in the table below, the Consolidated Fixed Charge Coverage Ratio for the Reference Period then ended shall not be less than the ratio set forth opposite such fiscal quarter in such table:

Fiscal Quarter	Ratio
Closing Date through FQ3 2009	2.00:1.00
FQ4 2009 and thereafter	2.25:1.00

11.3. Growth Capital Expenditures. From and after December 30, 2007, the Borrowers will not make, and will not permit any of their Subsidiaries to make, aggregate Growth Capital Expenditures during any fiscal year that exceed the amounts set forth in the table below opposite such fiscal year, provided that notwithstanding the foregoing maximum amounts, commencing with the Borrowers’ 2009 fiscal year, the maximum amount of Growth Capital Expenditures permitted in each fiscal year shall be increased by the lesser of (x) twenty five percent (25%) of the maximum amount of Growth Capital Expenditure for the immediately preceding fiscal year (calculated without giving effect to carryover pursuant to this proviso from any preceding fiscal year), and (y) one hundred percent (100%) of the unused amount of such permitted Growth Capital Expenditures from the immediately preceding fiscal year:

Period	Maximum Growth Capital Expenditures
Fiscal year 2008	$50,000,000
Fiscal year 2009	$58,000,000
Fiscal year 2010	$66,000,000
Fiscal year 2011 and Thereafter	$74,000,000

For purposes of testing quarterly compliance with this § 11.3, the Borrowers shall aggregate Growth Capital Expenditures incurred year-to-date for the then current fiscal year and the Growth Capital Expenditures projected in good faith and based on reasonable assumptions to be made during the balance of such fiscal year after taking into account the Borrowers’ outstanding commitments and projections relating to the opening of new Restaurants.

12. CLOSING CONDITIONS.

The obligations of the Lenders to make Revolving Credit Loans and of the Administrative Agent to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date except to the extent otherwise agreed by the Administrative Agent in its sole discretion unless specific Lender consent is required pursuant to this § 12:

12.1. Loan Documents. Each Loan Document shall have been duly executed and delivered by the respective parties thereto, and each Loan Document shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. Each Lender shall have received a fully executed copy of each such document.

12.2. Certified Copies of Governing Documents. Each of the Lenders shall have received from each Credit Party a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.

12.3. Corporate or Other Action. All corporate (or other) action necessary for the valid execution, delivery and performance by each Credit Party of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders.

12.4. Incumbency Certificate. Each of the Lenders shall have received from each Credit Party an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party on or after the Closing Date; (b) in the case of the Borrowers, to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

12.5. Validity of Liens. The Security Documents shall be effective to create, or to have created, in favor of the Collateral Agent a legal, valid and enforceable first priority (except for Permitted Liens entitled to priority under applicable law) security interest in and Lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Collateral Agent to protect and preserve such security interests shall have been duly effected. The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

12.6. Uniform Commercial Code Search Results. The Administrative Agent shall have received from each Credit Party the results of Uniform Commercial Code searches (and the equivalent thereof in all applicable foreign jurisdictions) with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent.

12.7. Opinion of Counsel. Each of the Lenders and the Administrative Agent shall have received a favorable legal opinion addressed to the Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent, from:

(a) Stoel Rives LLP, counsel to the Credit Parties with respect to the financing contemplated by this Credit Agreement;

(b) Borden, Ladner & Gervais, special counsel to the Credit Parties in British Columbia;

(c) Thompson & Knight LLP, special counsel to the Credit Parties in Texas; and

(d) Ballard Spahr Andrews & Ingersoll, LLP, special counsel to the Credit Parties in Maryland.

12.8. No Material Adverse Change. The Administrative Agent and the Required Lenders shall be satisfied that there shall have occurred no material adverse change in the business, operations, assets, management, properties, financial condition, income or prospects of the Borrowers and their Subsidiaries taken as a whole since the Balance Sheet Date.

12.9. Financial Statements and Projections. The Administrative Agent and each Lender shall have received copies of the financial statements and projections described in § 8.4, and the Administrative Agent shall be satisfied that such financial statements fairly present in all material respects the financial condition of the Borrowers and their Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal period then ended and compliance with the terms and conditions hereof.

12.10. No Litigation. No litigation, inquiry, injunction or restraining order shall be pending, entered or threatened against a Parent, any Borrower or any Subsidiary of any Borrower that, in the reasonable opinion of the Administrative Agent and the Required Lenders, could reasonably be expected to have a Material Adverse Effect on (i) the transactions contemplated hereby, (ii) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) of the Borrowers and the Subsidiary Guarantors, taken as a whole, (iii) the ability of the Credit Parties to perform their obligations under the Loan Documents, (iv) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, or (v) the perfection or priority of any security interests granted to the Administrative Agent under the Loan Documents.

12.11. Consents and Approvals. The Administrative Agent shall have received evidence that all material governmental and third-party approvals (including liquor licenses and other consents to the extent reasonably obtainable) necessary or advisable in connection with and the credit facilities contemplated hereby and the continuing operations of the Borrowers and the Subsidiary Guarantors shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Borrowers and the Subsidiary Guarantors taken as a whole, or the credit facilities contemplated hereby.

12.12. Employment Agreements; Employee Incentive Plans. There shall have been made available for review by the Administrative Agent and the Lenders true and correct copies of (a) any material agreement with respect to the management of any Borrower or any of its Subsidiaries; (b) any material employment agreements entered into by any Borrower or any of its Subsidiaries; and (c) any employee incentive plans, including stock option agreements and other similar arrangements, including any amendments thereto, in each case, entered into following the date of the 2004 Credit Agreement, with each of the foregoing to be reasonably satisfactory to the Administrative Agent.

12.13. Other Documentation. All other material agreements, including any tax sharing agreements or other financing arrangements of the Borrowers and their Subsidiaries, in each case, entered into following the date of the 2004 Credit Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.

12.14. Patriot Act Compliance. The Administrative Agent shall have received such information required by the Patriot Act, including without limitation the identity of the Borrowers, the name and address of the Borrowers and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Borrowers in accordance with the Patriot Act.

12.15. Payment of Fees and Expenses; 2004 Credit Agreement. The Borrowers shall have reimbursed the Administrative Agent for, or paid directly, all reasonable fees, costs and expenses incurred by the Administrative Agent’s Special Counsel and local counsel to the Administrative Agent and the Lenders (including, without limitation, the fees, costs and expenses required to be paid pursuant to the Fee Letter) in all relevant jurisdictions in connection with the closing of the transactions contemplated hereby. The Borrowers shall have paid to the Administrative Agent, for the account of the lenders or the administrative agent under the 2004 Credit Agreement, as appropriate, all interest, fees and expenses, if any, owing, or accrued through the Closing Date under or in respect of the 2004 Credit Agreement, calculated as of the Closing Date and pro rated in the case of any fractional periods and shall have prepaid (together with any breakage fees relating thereto), or converted to Base Rate Loans, any “Eurodollar Rate Loans” outstanding on the Closing Date under the 2004 Credit Agreement pursuant to § 17.18(b) .

12.16. Disbursement Instructions. If any Revolving Credit Loans are to be made on the Closing Date, the Administrative Agent shall have received disbursement instructions from the Borrowers with respect to the proceeds of the Revolving Credit Loans to be made on the Closing Date.

Without limiting the generality of the provisions of the last paragraph of § 15.3, for purposes of determining compliance with the conditions specified in this § 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

13. CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Revolving Credit Loan, and of the Administrative Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

13.1. Representations True; No Event of Default. Each of the representations and warranties of any of the Credit Parties contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement (i) that are qualified as to materiality shall be true in all respects, and (ii) that are not qualified as to materiality shall be true in all material respects, as of the date as of which they were made and shall also be true in all respects, or true in all material respects, as applicable, at and as of the time of the making of such Revolving Credit Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

13.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Revolving Credit Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Administrative Agent would make it illegal for the Administrative Agent to issue, extend or renew such Letter of Credit.

13.3. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be reasonably satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative Agent’s Special Counsel, and the Lenders, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

14. EVENTS OF DEFAULT; ACCELERATION; ETC.

14.1. Events of Default and Acceleration. If any of the following events (each an “Event of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, each a “Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of the Revolving Credit Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrowers shall fail to pay any interest on the Revolving Credit Loans, any Fees, or other sums due hereunder or under any of the other Loan Documents, within two (2) Business Days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) any of the Borrowers (i) shall fail to comply with any of its covenants contained in §§ 9.5, 9.7, 9.9, 9.12, 9.13, 10 or 11 or the first sentence of § 9.6, or (ii) shall fail to comply with its covenants contained in § 9.4 for a period in excess of five (5) days;

(d) the Parent, any Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this § 14.1) for thirty (30) days after written notice of such failure has been given to the Parent or such Borrower by the Administrative Agent, or if such failure is not susceptible to cure within such 30-day period, the applicable Parent, Borrower or Subsidiary fails to commence to cure within the 30-day period and to continuously and diligently pursues such cure thereafter;

(e) any representation or warranty of a Parent, any Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)(i) a Parent, any Borrower or any of its Subsidiaries shall (A) fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases in an aggregate amount in excess of $2,000,000, or (B) fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases in an aggregate amount in excess of $2,000,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations, or (ii) any Indebtedness in an aggregate amount in excess of $2,000,000 of a Parent, any Borrower or any of its Subsidiaries shall be declared due and payable or be required to be prepaid prior to a regularly scheduled maturity date or amortization payment date;

(g) a Parent, any Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of such Parent, such Borrower or any of its Subsidiaries or of any substantial part of the assets of such Parent, such Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to such Parent, such Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against such Parent, such Borrower or any of its Subsidiaries and such Parent, such Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;

(h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating a Parent, any Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of a Parent, any Borrower or any of its Subsidiaries in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i) If the Canadian Borrower or any Canadian Subsidiary of a Borrower shall:

(i) commit an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada), or makes an assignment of its property for the general benefit of its creditors under such Act, or makes a proposal (or files a notice of its intention to do so) under such Act; or

(ii) institute any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(j) In respect of the Canadian Borrower or any Canadian Subsidiary of a Borrower, any petition is filed, application made or other proceeding instituted against or in respect of such Person:

(i) seeking to adjudicate it an insolvent;

(ii) seeking a receiving order against it under the Bankruptcy and Insolvency Act (Canada); or

(iii) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation) or at common law or in equity;

and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 30 days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such Person thereunder in the interim, such grace period will cease to apply, and provided further that if such Person files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(k) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, any final judgment against a Parent, any Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Parent, any Borrower or any of its Subsidiaries exceeds in the aggregate $2,000,000;

(l) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Collateral Agent’s security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Credit Party or any of their respective stockholders, or any court or any other Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(m) any Credit Party incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $2,000,000, or any Credit Party is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $2,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of Section 302(f)(1) of ERISA), provided that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of a Parent, any Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $2,000,000 and (B) could reasonably be expected to constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(n) any Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of the business of MSRC, individually, or the Borrowers and their Subsidiaries, taken as a whole, and such order shall continue in effect for more than thirty (30) consecutive days;

(o) there shall (i) occur any material damage to, or loss, theft or destruction of, any Collateral or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Borrower or any of their Subsidiaries if such event or circumstance is not covered by insurance and (ii) such occurrence would have a Material Adverse Effect;

(p) a Parent, any Borrower or any of its Subsidiaries shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought against such Person, a punishment for which in any such case is reasonably likely to include the forfeiture of any assets of such Person having a fair market value in excess of $2,000,000;

(q) a Change of Control shall occur; or

(r) a Parent (i) directly or indirectly, beneficially or otherwise, holds or owns stock or other securities of any Person (other than MSAC II, the Borrowers or Subsidiaries of the Borrowers and other than Investments permitted under § 10.3), (ii) conducts any activity which is inconsistent with activities which are normal and customary for a holding company, or (iii) owns any material assets other than the Equity Interests of either the Domestic Borrower or MSAC II;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrowers declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that in the event of any Event of Default specified in §§ 14.1(g), 14.1(h), 14.1(i) or 14.1(j) all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.

14.2. Termination of Commitments. If any one or more of the Events of Default specified in §§ 14.1(g), 14.1(h), 14.1(i) or 14.1(j) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Revolving Credit Loans to the Borrowers and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, the Administrative Agent may and, upon the request of the Required Lenders shall, by notice to the Borrowers, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Revolving Credit Loans and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrowers or any of their Subsidiaries of any of the Obligations.

14.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Revolving Credit Loans pursuant to § 14.1, each Lender, if owed any amount with respect to the Revolving Credit Loans or the Reimbursement Obligations, may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Administrative Agent, the Collateral Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

14.4. Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent, the Collateral Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent and the Collateral Agent for or in respect of all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent or the Collateral Agent in connection with the collection of such monies by the Administrative Agent or the Collateral Agent, for the exercise, protection or enforcement by the Administrative Agent or the Collateral Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent, the Collateral Agent or the Lenders under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent or Collateral Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent or the Collateral Agent to such monies;

(b) Second, to all other Obligations in such order or preference as the Required Lenders may determine; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to the Administrative Agent’s fees and all other Obligations and (B) with respect to each type of Obligation owing to the Lenders, such as interest, principal, fees and expenses, among the Lenders pro rata, provided that proceeds attributable to any guaranty that secures only the Canadian Obligations or any Collateral that secures only the Canadian Obligations shall only be applied to the Canadian Obligations, and (ii) the Administrative Agent and the Collateral Agent may in their discretion make proper allowance to take into account any Obligations not then due and payable;

(c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders, the Administrative Agent and the Collateral Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to Section 9-608(a)(1)(c) or Section 9-615(a)(3) of the Uniform Commercial Code of the State of New York; and

(d) Fourth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

15. THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT.

15.1. Appointment and Authority. Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers delegated to the Administrative Agent and the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this § 15 are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and the Borrowers shall not have rights as a third party beneficiary of any such provisions.

15.2. Rights as a Lender. Each Person serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with a Parent, the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

15.3. Exculpatory Provisions. Neither the Administrative Agent nor Collateral Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither the Administrative Agent or Collateral Agent:

(a) shall be subject to any fiduciary or other implied duties to the Lenders, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither the Administrative Agent nor Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or Collateral Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Parent, the Borrowers or their Subsidiaries or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or the Collateral Agent or any of its Affiliates in any capacity.

Neither the Administrative Agent nor Collateral Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in § 17.2 and § 14.3) or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent or the Collateral Agent by the Borrowers or a Lender.

Neither the Administrative Agent nor Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in § 12 and § 13 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent.

15.4. Reliance by Administrative Agent and Collateral Agent.

15.4.1. General. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent and the Collateral Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent or the Collateral Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrowers or their Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

15.4.2. Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

15.4.3. Delegation of Duties. The Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this § 15 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or as Collateral Agent.

15.5. Payments.

15.5.1. Payments to the Administrative Agent or the Collateral Agent. A payment by the Borrowers to the Administrative Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Administrative Agent and the Collateral Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent or the Collateral Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

15.5.2. Distribution by the Administrative Agent and Collateral Agent. If in the opinion of the Administrative Agent or the Collateral Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent or the Collateral Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

15.5.3. Delinquent Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (a) to make available to the Administrative Agent its pro rata share of any Revolving

Credit Loan or to purchase any Letter of Credit Participation or (b) to comply with the provisions of § 17.1 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of outstanding Revolving Credit Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations. The Delinquent Lender hereby authorizes the Administrative Agent and the Collateral Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. At any time before a Delinquent Lender shall have satisfied in full a delinquency as provided in the foregoing sentence, the Borrowers shall have the same rights and remedies with respect to such Delinquent Lender as the Borrowers have with respect to any Affected Lender set forth in § 6.9(c) hereof.

15.6. Reimbursement by Lenders. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under § 17.2 or § 17.3 to be paid by it to the Administrative Agent, the Collateral Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent (or any such sub-agent) in its capacity as such, or against any Related Party acting for the Administrative Agent, the Collateral Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this § 15.6 are several and the failure or refusal of any Lender to reimburse the Administrative Agent or the Collateral Agent for its portion of such unpaid amount shall not relieve any other Lender from its several obligation hereunder. The undertaking in this § 15.6 shall survive termination of the Total Commitment, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent.

15.7. Resignation by the Administrative Agent or Collateral Agent. The Administrative Agent or the Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which, in the case of the Administrative Agent or Collateral Agent, shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. Unless a Default or an Event of Default shall have occurred and be continuing, such successor shall be reasonably acceptable to the Borrowers. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent may on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent meeting the qualifications set forth above; provided that if the Administrative Agent or Collateral Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent or Collateral Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor Administrative Agent or Collateral Agent. After any retiring Administrative Agent’s or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this § 15 and §§ 17.2 and 17.3 shall continue in effect for the benefit of the retiring Administrative Agent, its sub-agents and their respective Related Parties, the retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this § 15 shall also constitute its resignation as issuer of Letters of Credit. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring issuer of Letters of Credit, (b) the retiring issuer of Letters of Credit shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor issuer of Letters of Credit shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring issuer of Letters of Credit to effectively assume the obligations of the retiring issuer of Letters of Credit with respect to such Letters of Credit

15.8. Administrative Agent May File Proof of Claims. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party or any Subsidiary thereof, the Administrative Agent (irrespective of whether the principal of any Revolving Credit Loan or

Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Person primarily or secondarily liable) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Credit Loans, Reimbursement Obligations and all other Obligations (excluding Interest Rate Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under § 5.6, § 6 and § 17.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under § 6 and § 17.2.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

15.9. No Other Duties, Etc.. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder.

16. ASSIGNMENT AND PARTICIPATION.

16.1. Successors and Assigns; Conditions to Assignment.

(a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender; and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this § 16.1, (ii) by way of participation in accordance with the provisions of § 16.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of § 16.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in § 16.4 and, to the extent expressly contemplated hereby, an Indemnitee) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Revolving Credit Loans (including for purposes of this clause (b), participations in Reimbursement Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Revolving Credit Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Revolving Credit Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Acceptance (as defined below) with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date, shall not be less than $5,000,000, in respect of assignments of Commitments and/or Revolving Credit Loans unless, in each case, each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Revolving Credit Loans or the Commitment assigned; (iii) any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance substantially in the form of Exhibit D hereto (an “Assignment and Acceptance”), together with a processing and recordation fee of $3,500 payable by the assigning Lender and the Eligible Assignee, if not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in the form supplied by the Administrative Agent, provided, further, that no Lender may assign its interest, rights and obligations under this Credit Agreement to a competitor of the Borrowers or any of their Subsidiaries, or an adverse party in any legal or arbitration proceeding with the Borrowers or any of their Subsidiaries (as determined by the Borrowers). Subject to acceptance and recording thereof by the Administrative Agent pursuant to § 16.2, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of §§ 6.2, 6.6, 6.8, 6.10, 17.2 and 17.3 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note(s) to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this clause (b) shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with § 16.4.

16.2. Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

(b) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by a Credit Party or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in § 8.4 and § 9.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(d) such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

(e) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent or Collateral Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(f) such assignee agrees that it will perform in accordance with the Credit Agreement and the other Loan Documents all of the obligations that by the terms thereof are required to be performed by it as a Lender;

(g) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance;

(h) such assignee acknowledges that it has made arrangements with the assigning Lender satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit; and

(i) such assignee acknowledges that it has complied with the provisions of § 6.2.3 to the extent applicable.

16.3. Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Revolving Credit Loans and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrowers and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Assignee in an amount equal to the amount assumed by such Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be cancelled and returned to the Borrowers.

16.4. Participations.

(a) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Revolving Credit Loans (including such Lender’s Letter of Credit Participations) owing to it); provided that (i) each such participation shall be in an amount of not less than $5,000,000, (ii) such Lender’s obligations under this Credit Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iv) the Borrowers, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement; provided, further, no Lender may sell a participation to a competitor of the Borrowers or any of their Subsidiaries, or an adverse party in any legal or arbitration proceeding with the Borrowers or any of their Subsidiaries (as determined by the Borrowers). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) and (b) of § 17.14 that directly affects such Participant. Subject to clause (b) of this § 16.4, the Borrower agrees that each Participant shall be entitled to the benefits of §§ 6.2, 6.6, 6.8 and 6.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to § 16.1. To the extent permitted by law, each Participant also shall be entitled to the benefits of § 17.1 as though it were a Lender, provided such Participant agrees to be subject to § 17.1 as though it were a Lender.

(b) A Participant shall not be entitled to receive any greater payment under § 6.2, § 6.6, or § 6.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of § 6.2 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with § 6.2.3 as though it were a Lender.

16.5. Assignee or Participant Affiliated with the Borrowers. If any Eligible Assignee is an Affiliate of any Credit Party, then any such assignee Lender shall have no right to (a) attend meetings of the Lenders or (b) vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to § 14.1 or § 14.2, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such Eligible Assignee’s interest in any of the Revolving Credit Loans or Reimbursement Obligations. If any Lender sells a participating interest in any of the Revolving Credit Loans or Reimbursement Obligations to the Borrowers or an Affiliate of any Borrower, then such transferor Lender shall promptly notify the Administrative Agent of the sale of such participation and such transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to § 14.1 or § 14.2 to the extent that such participation is beneficially owned by the Borrowers or any Affiliate of any Borrower, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Revolving Credit Loans or Reimbursement Obligations to the extent of such participation.

16.6. Miscellaneous Assignment Provisions. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.7. Syndication. The Borrowers hereby agree to use commercially reasonable efforts to assist and cooperate with the Arranger in efforts to complete the syndication of the Commitment and Revolving Credit Loans hereunder, including, but not limited to, promptly preparing and providing materials and information reasonably deemed necessary by the Arranger to successfully complete and otherwise facilitate such syndication, including, without limitation, all projections required to be delivered pursuant to §§ 8.4.3, 9.4(b) and 9.4(e). The Borrowers and each of their directors, officers, employees and agents shall, at the reasonable request of the Arranger, use commercially reasonable efforts to meet with potential lenders and provide such additional information as such Persons may reasonably request. The terms of the Fee Letter shall survive the Closing Date.

17. PROVISIONS OF GENERAL APPLICATIONS.

17.1. Setoff. The Borrowers hereby grant to the Administrative Agent, the Collateral Agent and each of the Lenders a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Administrative Agent, the Collateral Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent, the Collateral Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them. Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders to any of the Borrowers and any securities or other property of any of the Borrowers in the possession of such Lender may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrowers to such Lender. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of any of the Borrowers to such Lender, other than Indebtedness evidenced by the Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender, and (b) if such Lender shall receive from any of the Borrowers, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Lender by proceedings against such Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

17.2. Expenses. Subject to § 6.12(i), the Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent or any Lender) and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent, the Collateral Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. The covenants contained in this § 17.2 shall survive payment or satisfaction in full of all other Obligations.

17.3. Indemnification. Subject to § 6.12(i) and § 17.4, each Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent or the Collateral Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Administrative Agent to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any environmental liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The covenants contained in this § 17.3 shall survive payment or satisfaction in full of all other Obligations.

17.4. Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. To the fullest extent permitted by applicable law, neither the Administrative Agent or the Collateral Agent nor any Lender shall assert, and the Administrative Agent, Collateral Agent and each Lender hereby waives, any claim against any Borrower, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in § 17.3 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

17.5. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

17.6. Treatment of Certain Confidential Information.

17.6.1. Confidentiality. The Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or any Eligible Assignee invited to be a Lender pursuant to § 3 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Collateral Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary relating to any Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to disclosure by any Borrower or any Subsidiary, provided that, in the case of information received from any Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Administrative Agent, the Collateral Agent and the Lenders acknowledge that (a) the Information may include material non-public information concerning a Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

17.7. Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of any Credit Party or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders, the Administrative Agent and the Collateral Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Revolving Credit Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Revolving Credit Loans or the Administrative Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper required to be delivered to any Lender, the Administrative Agent or the Collateral Agent at any time by or on behalf of any Credit Party or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Credit Party or such Subsidiary hereunder.

17.8. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Borrower, the Administrative Agent or the Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 17.8; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified on Schedule 17.8.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to § 2 if such Lender, has notified the Administrative Agent, that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

17.9. Governing Law. THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH PARTY HERETO AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH PERSON BY MAIL AT THE ADDRESS SPECIFIED IN § 17.8. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

17.10. Headings. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

17.11. Counterparts. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

17.12. Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in § 17.14.

17.13. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. Except as prohibited by law, each party hereto hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that each party has been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

17.14. Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any of the Borrowers or any of their Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrowers and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a) without the written consent of the Borrowers and each Lender:

(i) waive any condition set forth in § 12;

(ii) other than pursuant to a transaction permitted by the terms of this Credit Agreement, release all or any portion of the Collateral with a book value equal to or greater than 50% of the aggregate book value of the Collateral prior to such release (excluding, if any Borrower becomes a debtor under the federal Bankruptcy Code, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders) or a Guarantor from its obligations under the Guaranty or any Canadian Guaranty;

(iii) amend or waive any provision of this Credit Agreement which requires pro-rata distributions to each of the Lenders by the Administrative Agent or the Collateral Agent of payments and/or proceeds received from any Borrower or a Parent by the Administrative Agent hereunder; and

(iv) amend or waive this § 17.14 or the definition of Required Lenders;

(b) without the written consent of the Borrowers and each Lender affected thereby:

(i) reduce or forgive the principal amount of any Revolving Credit Loans or Reimbursement Obligations, or reduce the rate of interest on the Notes or the amount of the Commitment Fee, the Letter of Credit Fees or any other fees payable for the account of all of the Lenders (other than (A) interest accruing pursuant to § 6.11 or (B) as a result of a change in the definition of Adjusted Leverage Ratio or any of the components thereof or the method of calculation thereof);

(ii)(A) increase the amount of such Lender’s Commitment (other than in accordance with § 3), (B) extend the expiration date of such Lender’s Commitment or (C) change the requirement that any scheduled payments of principal of the Revolving Credit Loans or voluntary or mandatory prepayments of the Revolving Credit Loans or reductions in the Commitments be applied pro rata to all Revolving Credit Loans outstanding within the outstanding Commitments; and

(iii) postpone or extend the Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Revolving Credit Loans or Reimbursement Obligations or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to § 6.11 (B) any payment pursuant to § 2.6.3(b), and (C) any vote to rescind any acceleration made pursuant to § 14.1 of amounts owing with respect to the Revolving Credit Loans and other Obligations shall require only the approval of the Required Lenders);

(c) without the written consent of the Administrative Agent or the Collateral Agent, amend or waive § 15 or any other provision applicable to the Administrative Agent or the Collateral Agent, as applicable;

(d) without the written consent of the Administrative Agent, amend or waive the amount or time of payment of any Letter of Credit Fees or other fees payable for the Administrative Agent’s account or any provision relating to Letters of Credit.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances.

Notwithstanding the foregoing, the parties hereto acknowledge and agree that the Collateral Agent may, without the consent of any Lender, (x) release its liens on the Collateral solely to the extent that such Collateral is sold or otherwise disposed of in accordance with the terms of this Credit Agreement, including without limitation, § 10.5.2 or (y) take any and all action necessary, including, without limitation, entering into joinder and accession agreements with additional Subsidiaries and amendments to any of the Security Documents, all in furtherance of the provisions of § 9.14.

Notwithstanding the foregoing, if any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace such non-consenting Lender in accordance with § 6.9(c)(ii) as though such Lender were an Affected Lender; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

17.15. Borrowers’ Representative. Each of the Borrowers hereby irrevocably appoints the Domestic Borrower as such Borrower’s representative and agent for all purposes under this Credit Agreement and authorizes the Domestic Borrower, on behalf of each such Borrower and in each such Borrower’s name to give and receive all notices and documents, certificates and instruments to be given or received by the Borrowers or any of them in connection with this Credit Agreement and the other Loan Documents, including receipt of service of legal process in connection with any suit or proceeding arising under, or in connection with the transactions contemplated by this Credit Agreement, delivery of Loan Requests, Conversion Requests, Compliance Certificates and requests for waivers and amendments and to acknowledge or consent to any amendments, waivers or assignments.

17.16. Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

17.17. USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act.

17.18. 2004 Credit Agreement Superseded.

(a) On the Closing Date, this Credit Agreement shall supersede the 2004 Credit Agreement in its entirety, except as provided in this § 17.18. On the Closing Date, the rights and obligations of the parties evidenced by the 2004 Credit Agreement shall be evidenced by this Credit Agreement and the other Loan Documents, and the existing Letters of Credit issued by the Administrative Agent for the account of the Domestic Borrower prior to the Closing Date shall be treated as Letters of Credit under this Agreement and the Domestic Borrower hereby affirms its obligations with respect thereto as continuing Obligations hereunder. The parties hereto agree that the changes to the terms and conditions of the 2004 Credit Agreement set out herein and the execution of these presents shall not constitute novation and all the security interests, pledges and other collateral of whatever nature securing any of the Obligations hereunder and under the Loan Documents and evidenced by the Security Documents shall continue to apply. Without limiting the generality of the foregoing and to the extent necessary, the Lenders and the Administrative Agent reserve all of their rights under each of the Loan Documents.

(b) All interest, fees and expenses, if any, owing or accruing under or in respect of the 2004 Credit Agreement through the Closing Date shall be calculated as of the Closing Date (pro rated in the case of any fractional periods) and paid to the Administrative Agent in accordance with the terms of § 12.15 for the account of the lenders or the administrative agent under the 2004 Credit Agreement, as appropriate. On or prior to the Closing Date, the Domestic Borrower shall prepay, or convert to Base Rate Loans, any “Eurodollar Rate Loans” outstanding under the 2004 Credit Agreement and, if applicable, shall pay any amounts payable under § 6.9 of the 2004 Credit Agreement in respect of any such prepayment. Any “Base Rate Loan” outstanding under the 2004 Credit Agreement on the Closing Date shall be treated as a Base Rate Loan hereunder and the Lenders shall make such adjustments among themselves to insure that on the Closing Date each Lender shall have funded to the Administrative Agent for the account of Bank of America such Lender’s Commitment Percentage thereof. Commencing on the Closing Date, all interest, fees and expenses hereunder shall be payable by the Borrowers to the Administrative Agent, for the account of the Lenders or the Administrative Agent, as applicable hereunder, in accordance with the provisions of this Credit Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

MCCORMICK & SCHMICK ACQUISITION CORP.

By:	/s/ Douglas L. Schmick
Name: Douglas L. Schmick
Title: Chief Executive Officer and President

THE BOATHOUSE RESTAURANTS OF CANADA, INC.

By:	/s/ Douglas L. Schmick
Name: Douglas L. Schmick
Title: Chief Executive Officer and President

(Signature Page to Revolving Credit Agreement)

BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent

By:	/s/ Tamisha U. Eason
Name: Tamisha U. Eason
Title: Vice President

BANK OF AMERICA, N.A., as Lender

By:	/s/ John H. Schmidt
Name: John H. Schmidt
Title: Vice President

(Signature Page to Revolving Credit Agreement)

ROYAL BANK OF CANADA, as Lender

By:	/s/ Gordon C. MacArthur
	Name:	Gordon C. MacArthur
	Title:	Authorized Signatory

(Signature Page to Revolving Credit Agreement)

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Anne C. Ruiz
	Name:	Anne C. Ruiz
	Title:	Vice President

(Signature Page to Revolving Credit Agreement)

WACHOVIA BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Anthony D. Braxton
	Name:	Anthony D. Braxton
	Title:	Director

(Signature Page to Revolving Credit Agreement)

WELLS FARGO BANK, as Lender

By:	/s/ J. Nicholas Cole
	Name:	J. Nicholas Cole
	Title:	Managing Director

By:	/s/ Stephen A. Leon
	Name:	Stephen A. Leon
	Title:	Managing Director

(Signature Page to Revolving Credit Agreement)

McCormick & Schmick Acquisition Corp. and

The Boathouse Restaurants of Canada, Inc.